UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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JETBLUE AIRWAYS CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

April 3, 2017

To our Stockholders:

It is our pleasure to invite you to attend our 2017 annual meeting of stockholders, which will be held virtually only on Thursday, May 18, 2017, beginning at 10:00 a.m. (Eastern Time). We believe that hosting a virtual meeting will facilitate stockholder attendance and communication by enabling our stockholders to participate from anywhere around the world, while saving costs for our stockholders and us. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu2017, where you will be able to vote electronically and submit questions during the meeting using the 12-digit control number included in your notice of internet availability of the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials to attend the annual meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure you are logged in when the meeting starts.

The following notice of annual meeting of stockholders outlines the business to be conducted at the virtual annual meeting. Only stockholders of record at the close of business on March 24, 2017 will be entitled to notice of and to vote at the virtual annual meeting.

As in the past, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Accordingly, most stockholders will not receive copies of our proxy materials. Instead, we are mailing a notice with instructions for accessing the proxy materials and voting via the Internet (the “Notice of Internet Availability”). We encourage you to review these materials and vote your shares. This delivery method allows us to conserve natural resources and reduce the cost of delivery while also meeting our obligations to you, our stockholders, to provide information relevant to your continued investment in JetBlue. If you received the Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Additionally, if you attend the virtual annual meeting, you may vote your shares at the meeting via the Internet even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Very truly yours,

Robin Hayes

Chief Executive Officer, President and Director

On behalf of the Board of Directors of JetBlue Airways Corporation

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JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

Notice of Annual Meeting of Stockholders

To be held on May 18, 2017

10:00 a.m. (Eastern Time)

via the Internet at www.virtualshareholdermeeting.com/jblu2017.

Items of Business

We are holding the 2017 annual meeting of stockholders for the following purposes:

1.	To elect ten directors nominated by the Board of Directors to serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
2.	To ratify the selection of Ernst & Young LLP (E&Y) as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve, on an advisory basis, the frequency of the advisory votes on named executive officer compensation; and
5.	To transact such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the annual meeting.

Record Date:

March 24, 2017

Voting:

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting of stockholders virtually via the Internet, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You have the following options for submitting your vote before the 2017 annual meeting: Internet, telephone or mail. You may also vote your shares during the virtual annual meeting as further described in this proxy statement. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, which at our upcoming annual meeting will only be the ratification of the selection of our independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 2), even if the broker does not receive voting instructions from you. All other matters to be voted on at the upcoming annual meeting, including the election of directors (Proposal No. 1), the advisory vote to approve compensation of our named executive officers (Proposal No. 3), and the advisory vote on the frequency of advisory votes on named executive officer compensation (Proposal No. 4), described in the proxy statement are considered non-routine. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

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Date These Proxy Materials Are First Being Made Available on the Internet:

On or about April 3, 2017

By order of the Board of Directors

April 3, 2017	James G. Hnat
Long Island City, New York	General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2017

The notice of annual meeting, the proxy statement and our fiscal 2016 annual report are available on our website at http://investor.jetblue.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

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2017 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 6-10)

Meeting:	Annual Meeting of Stockholders
Date:	May 18, 2017
Time:	10:00 a.m. (Eastern Time)
Place:	Via the Internet at www.virtualshareholdermeeting.com/jblu2017

Record Date: March 24, 2017

Stock Symbol: JBLU

Exchange: NASDAQ

Common Stock Outstanding as of Record Date: 333,567,490

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Corporate Headquarters: 27-01 Queens Plaza North, Long Island City, NY 11101

Corporate Website: www.jetblue.com

Investor Relations Website: http://investor.jetblue.com

2018 Annual Meeting Deadline for Stockholder Proposals: December 6, 2017

EXECUTIVE COMPENSATION

(see pages 24-48)

CEO: Robin Hayes (age: 50, tenure as CEO 2 years)

CEO 2016 Total Direct Compensation: $3,385,000

Base Salary:	$550,000
Annual Incentive Bonus:	$385,000
Long-Term Equity:
• RSUs paid for 2016 performance	$1,200,000
• PSUs granted for 2016-2018
performance period	$1,250,000

Employment Agreement: Yes (through 2021)

Clawback Policy: Yes

Tax Gross Up Policy: Starting in 2013, no new agreements for senior management going forward

Stock Ownership Guidelines: 3x base salary for CEO, 1x base salary for other named executive officers

GOVERNANCE

Director Nominees: 10

•	One management-employee

•	Nine independent

Director Term: One year

Election Standard for Director Election: Majority of votes cast

Supermajority Vote Requirements: No

Board Meetings in 2016: 8

Standing Board Committees (Meetings in 2016):

•	Audit Committee: 8

•	Compensation Committee: 6

•	Corporate Governance & Nominating Committee: 4

•	Airline Safety Committee: 4

ITEMS OF BUSINESS:

1.	Election of Directors

2.	Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)

3.	Approval, on an advisory basis, of the compensation of our named executive officers

4.	Approval, on an advisory basis, of the frequency of advisory votes on the compensation of our named executive officers

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PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

We are making this proxy statement available to you on or about April 3, 2017 in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the JetBlue Airways Corporation 2017 annual meeting of stockholders. At JetBlue and in this proxy statement, we refer to our employees as crewmembers. Also in this proxy statement, we sometimes refer to JetBlue as the “Company,” “we” or “us,” and to the 2017 annual meeting of stockholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on December 31 of the stated year. Information in this proxy statement generally refers to our 2016 fiscal year, which was from January 1 through December 31, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the record date?

The record date (the “Record Date”) for the annual meeting is March 24, 2017. On the Record Date, there were 333,567,490 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date are entitled to vote at the annual meeting and any postponement(s) or adjournments thereof. Holders of shares of common stock as of the record date are entitled to cast one vote per share on all matters.

What is a difference between holding shares as a holder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank, broker dealer or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a bank, broker or other nominee.

Stockholder of Record

If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record (also known as a “registered holder”). As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote via the Internet at the annual meeting. Whether or not you plan to attend the annual meeting via the Internet, please complete, date and sign the enclosed proxy card and provide specific voting instructions to ensure that your shares will be voted at the annual meeting.

Beneficial Owner

If on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are considered the beneficial owner of shares held “in street name,” and the notice of the annual meeting is being forwarded to you by that organization, which is considered the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct your nominee holder on how to vote your shares and to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares via the Internet at the annual meeting unless you receive a valid proxy from your brokerage firm, bank, broker dealer or other nominee holder. To obtain such proxy, you must make a special request to your brokerage firm, bank, broker dealer or other nominee holder. If you do not make this request, you can still vote by completing your proxy card and delivering the proxy card to your nominee holder; however, you will not be able to vote online at the annual meeting.

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How do I vote

Registered holders may vote:

•	By Internet: go to www.proxyvote.com;

•	By telephone: call 1-800-690-6903 (toll free); or

•	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending its Notice of the Internet Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders (the “Notice”) to the Company’s stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Board of Directors encourages you to take advantage of the availability of the proxy materials on the Internet.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

How will my shares be voted at the annual meeting if I do not specify on the proxy card how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of each of the ten director candidates nominated by the Board of Directors;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	FOR approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR approval, on an advisory basis, of ANNUAL frequency of advisory votes on the compensation of our named executive officers; and

•	in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting and any postponement(s) or adjournment(s) thereof.

If you are a beneficial owner of shares and do not specify how you want your shares to be voted, your shares may not be voted by the record holder (such as your bank, broker or other nominee) and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the Company’s independent auditors. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to such record holder as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What can I do if I change my mind after I vote?

Any proxy may be revoked at any time prior to its exercise at the annual meeting. A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; (iii) voting again by telephone, by mobile device or over the Internet prior to 11:59 p.m., Eastern Time, on May 17, 2017; or (iv) attending and voting via the Internet at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the annual meeting.

What is a quorum?

To carry on the business of the annual meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the annual meeting is a majority of the outstanding common stock of the Company as of the Record Date present in person or represented by proxy. Abstentions and “broker non-votes” (which are explained under “What are broker non-votes?”) are counted as present to determine whether there is a quorum for the annual meeting.

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What are broker non-votes?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide such record holder with voting instructions on any non-routine matters brought to a vote at the annual meeting. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 3) and the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal No. 4). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

What vote is required to adopt each of the proposals?

Proposal 1: Election of Directors

Directors will be elected by a majority of the votes cast at the annual meeting. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected if the number of shares voted “for” that nominee exceeds 50 percent of the number of votes cast with respect to the election of that nominee. However, a director who fails to receive the required number of votes at the next annual meeting of stockholders at which he or she faces reelection is required to tender his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results. As discussed above, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. Abstentions and broker non-votes are not counted as votes cast and therefore will have no effect in determining whether the required majority vote has been attained.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. Abstentions and broker non-votes will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal.

Proposal 3: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. The results of this vote are not binding on the Board. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Proposal 4: Approval, on an Advisory Basis, of annual frequency for the advisory vote on the Compensation of our Named Executive Officers

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on the annual frequency for the advisory vote on the compensation of our named executive officers. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

How do foreign owners vote?

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Amended and Restated Certificate of Incorporation and our Amended Restated Bylaws (the “Bylaws”) restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our Bylaws provide that no shares of our common stock may be voted by or at the direction of non-citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us will not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined

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in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the Record Date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Who pays for soliciting the proxies?

We pay the cost of soliciting the proxies. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians and other fiduciaries. The Company expects the proxy solicitation fees for Morrow Sodali to be $7,500. In addition, our directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, email, personal contact, facsimile or through similar methods. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

How can I attend the annual meeting?

The annual meeting is being held virtually only this year. If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/jblu2017 and providing your control number. This number is included in the Notice or on your proxy card.

If you are a shareholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the annual meeting unless you receive a valid proxy from your brokerage firm, bank, broker dealer or other nominee holder. If you were not a shareholder as of the Record Date, you may still listen to the annual meeting, but will not be able to ask questions or vote at the meeting.

If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the annual meeting will be archived at www.virtualshareholdermeeting.com/jblu2017 for at least one year.

Why is this annual meeting only virtual?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and us. We believe that hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world.

What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 or by calling us at (718) 286-7900. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

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Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 27-01 Queens Plaza North, Long Island City, New York 11101, by contacting our General Counsel, James Hnat.

When will the voting results be announced?

We will announce preliminary voting results at the annual meeting. We will report final results on our website at www.jetblue.com and in a filing with the SEC on a Form 8-K.

PROPOSAL 1	ELECTION OF DIRECTORS

There are currently ten members of our Board of Directors. The Board is recommending that you reelect all of the nominees for a one year term.

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated each of Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Robin Hayes, Ellen Jewett, Stanley McChrystal, Joel Peterson, Frank Sica, and Thomas Winkelmann, each a current director of the Company, to be elected as a director of the Company to serve on our Board of Directors until the 2018 annual meeting of stockholders and until such time as their respective successors have been duly elected and qualified or until his or her earlier death, disability, resignation, retirement, disqualification or removal from office.

The Board of Directors has no reason to believe that any of the nominees named in this proxy statement would be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve as a director if elected, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend. The Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected by a majority of the votes cast at the annual meeting. However, a director who fails to receive the required number of votes at the next annual meeting of stockholders at which he or she faces reelection is required to tender his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results.

The Board of Directors recommends that Stockholders vote “FOR” each nominee.

Nominees for Director

				Independent	Standing Committee
Name	Age	Position(s) with the Company	Director Since	(Y/N)	Memberships
Peter Boneparth	57	Director	2008	Y	Audit
David Checketts	61	Director	2000	Y	Compensation
Virginia Gambale	57	Director	2006	Y	Audit, Compensation
Stephan Gemkow	57	Director	2008	Y	Compensation
Robin Hayes	50	President, CEO & Director	2015	N	Airline Safety
Ellen Jewett	58	Director	2011	Y	Audit
Stanley McChrystal	62	Director	2010	Y	Airline Safety, G&N
Joel Peterson	69	Chairman of the Board	1999	Y	G&N
Frank Sica	66	Vice Chairman of the Board	1998	Y	G&N
Thomas Winkelmann	57	Director	2013	Y	Airline Safety

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Director Qualifications and Biographical Information

Our Board is composed of a diverse group of leaders in their respective fields. Many of our current directors have leadership experience at major companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience at academic institutions or from the U.S. military which brings unique perspectives to the Board. Further, each of the Company’s directors has other specific qualifications that make him or her a valuable member of our Board, such as financial literacy, talent and brand management, customer service experience and crewmember relations, as well as other experience that provides insight into issues we face.

The Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes this diversity is demonstrated in the range of experiences, attributes and skills of the current members of the Board. The Board believes that such diversity is important because it provides varied perspectives, which in turn promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes that directors should contribute positively to the existing chemistry and collaborative culture among the Board members. The Board also believes that its members should possess a commitment to the success of the Company, proven leadership qualities, sound judgment and a willingness to engage in constructive debate. While we have no formal policy on director diversity, the Corporate Governance and Nominating Committee seeks to attract and retain directors who have these qualities to achieve an ultimate goal of a well-rounded Board that functions well as a team, something which is critically important to the Company. In determining whether an incumbent director should stand for reelection, the Corporate Governance and Nominating Committee considers, with respect to each nominee, the above factors, as well as that director’s personal and professional integrity, attendance record, preparedness, participation and candor, any additional criteria set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board. Periodically, the Corporate Governance and Nominating Committee reviews the Company’s short- and long-term business plans to gauge what additional current and future skills and experience should be represented on the Company’s Board. The Corporate Governance and Nominating Committee seeks to use the results of the assessment process as it identifies and recruits potential director candidates.

Mr. Boneparth is the former Senior Advisor of Irving Capital Partners, a private equity group, from February 2009 through 2014. He served as president and CEO of the Jones Apparel Group from 2002 to 2007. Mr. Boneparth is a director of Kohl’s Corporation and johnnie-O Inc. As a senior retail executive, Mr. Boneparth’s qualifications and experience include finance and investment experience, talent management, international business experience, knowledge of brand enhancement and customer service, oversight of risk management and crewmember relations.

Mr. Checketts is the Managing Partner of Checketts Partners Investment Management, a private equity firm founded in 2011 focused on sports, media and entertainment investments. Its portfolio companies include ScoreBig, Inc., Veritone Inc. and Gravity Media. Mr. Checketts served as Chairman and Chief Executive Officer of Legends Hospitality Management, founded by the New York Yankees and Dallas Cowboys, from December 2011 to October 2015. Mr. Checketts founded SCP Worldwide in 2006 which owned and operated the St. Louis Blues, Scottrade Center, the 2009 Major League Soccer Champions Real Salt Lake, Rio Tinto Stadium and ESPN 700 Sports talk radio. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From 1991 to 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From 1990 to 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team. As an investor and chairman of an investment firm, Mr. Checketts’ qualifications and experience include business operations, finance and investment experience, knowledge of our competitive landscape, and experience with customer service, brand and talent management.

Ms. Gambale has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003. Prior to starting Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003. Prior to that, she held the position of Chief Information Officer at Bankers Trust Alex Brown and Merrill Lynch. Ms. Gambale serves on the NACD Risk Oversight Advisory Council. Ms. Gambale serves on the Boards of the Dundee Corporation and First Derivatives plc. As a former Chief Information Officer and a partner at a firm involved with technology and data communications, Ms. Gambale’s qualifications and experience include the management of large scale, high transaction volume systems and technology infrastructure, as well as investing in innovative technologies and developing the ability to adapt and grow these technologies to significantly enhance the performance of operations, risk management and delivery of new products.

Mr. Gemkow became the Chief Executive Officer of Franz Haniel & Cie. GmbH in August 2012. Previously, he was a member of the Deutsche Lufthansa AG Executive Board and its Chief Financial Officer, serving in that capacity since June 2006. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working in various management capacities before serving as Senior Vice President Group Finance from July 2001 until January 2004. Mr. Gemkow then joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human Resources. Within the past five years, Mr. Gemkow served on the Boards of Amadeus IT Holding S.A., a public company in Spain, and Celesio AG. Currently, Mr. Gemkow is Chairman of the Supervisory Board of TAKKT AG as well as Member of the Supervisory Board of Evonik Industries AG. As the former Chief Financial Officer of an international airline, Mr. Gemkow’s experience and qualifications include finance and investment experience, a deep understanding of human resources and labor relations, airline operational experience, knowledge of the competitive landscape, experience with government and regulatory affairs, risk management, including commodities risk, customer service and brand enhancement, international experience and general airline industry knowledge.

Mr. Hayes became JetBlue’s Chief Executive Officer, President and a member of the Board of Directors in February 2015. Prior to this position, Mr. Hayes was JetBlue’s President, responsible for the airline’s commercial and operations areas including Airport Operations, Customer Support (Reservations), Flight Operations, Inflight, System Operations, Technical Operations, as well as Communications, Marketing, Network Planning and Sales from December 2013 until February 2015. He served as JetBlue’s Executive Vice President and Chief Commercial Officer from August 2008 until December 2013. Prior to joining JetBlue, Mr. Hayes was British Airways’ Executive Vice President for The Americas. Over the span of a 19-year career with British Airways, he also served as Area General Manager for Europe, Latin America and the Caribbean. As a senior airline executive, Mr. Hayes’ qualifications include over 25 years of aviation experience, knowledge of the competitive landscape, brand enhancement and management.

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Ms. Jewett is Managing Partner of Canoe Point Capital, LLC, an investment firm focusing on early stage social ventures. From 2010-2015, Ms. Jewett was the Managing Director Head of U.S. Government and Infrastructure for BMO Capital Markets covering airports and infrastructure banking. Prior to that, Ms. Jewett spent more than 20 years at Goldman, Sachs & Co. specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously, as head of the airport finance group. Ms. Jewett serves as the President of the Board of the Brearley School and is a director for Fundamental Credit Opportunities (FCO) U.S. and Offshore Feeder Funds. As a finance professional, Ms. Jewett’s qualifications and experience include domestic and international finance, business and investment experience, talent management and experience in the areas of airports and infrastructure.

General (Ret.) McChrystal is a retired 34-year U.S. Army veteran of multiple wars. Gen. McChrystal commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts. Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. General McChrystal is currently teaching a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife Annie on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families. Gen. McChrystal is a director of Navistar International Corp. and serves on their Nominating & Governance and Compensation Committees. Since December 2011, he has served as Chairman of the board of Siemens Government Technologies, Inc., a wholly-owned indirect subsidiary and a Federal Business Entity of Siemens AG. Since August 2011, he has served as a member of the Board of Advisors of General Atomics, a world leader of resources for high-technology systems ranging from the nuclear fuel cycle to remotely operated surveillance aircraft, airborne sensors, and advanced electric, electronic, wireless and laser technologies. Within the last five years, Gen. McChrystal served on the board of Knowledge International. As a former senior military leader, Gen. McChrystal has experience in logistics, air traffic issues, talent management and experience with government and regulatory affairs.

Mr. Peterson is the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm with $1 billion under management. Peterson Partners has invested in over 200 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds. From 1973-1990, Mr. Peterson served in several positions at Trammell Crow Company, then the world’s largest private commercial real estate development firm, including serving as Chief Financial Officer from 1977-1985, and Chief Executive Officer from 1988-1990. Mr. Peterson has taught at the Stanford Graduate School of Business since 1992, where he is The Robert L. Joss Adjunct Professor of Management. He has served as a director for the Center for Leadership Development and Research, and on the Advisory Council to the School. He is currently the Chairman of the Board of Overseers at the Hoover Institution, a policy think tank at Stanford, and serves on the boards of Franklin Covey, Bonobos, and Packsize. Within the last five years, Mr. Peterson served on the board of Ladder Capital Finance. As a private equity investor and a former Chief Executive Officer and Chief Financial Officer of a commercial real estate company, Mr. Peterson’s qualifications and experience include knowledge of real estate, customer service, talent management and leadership development.

Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. During that period Mr. Sica was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica is a director of CSG Systems International, Inc., Safe Bulkers, Inc. and Kohl’s Corporation. As a private equity investor, Mr. Sica’s qualifications and experience include finance and investment experience, talent management, experience in the areas of real estate, technology, risk management oversight (including commodities risk), general airline industry knowledge and international business and finance experience.

Mr. Winkelmann became CEO of Air Berlin on February 1, 2017. He previously served as the Chief Executive Officer of Lufthansa German Airlines (Hub Munich) since January 1, 2016. He was also a member of the Group Executive Committee of Lufthansa Group. From September 2006 through December 2015, he served as Chief Executive Officer of Germanwings GmbH. Previously, he served as Vice-President of the Americas for Lufthansa German Airlines. Since September 2000, as Vice President of The Americas based in New York, Mr. Winkelmann was responsible for the entire Lufthansa organization in North and South America. His responsibilities included all operative functions, sales, marketing and the stations. Moreover, he was a member of the Executive Board of Eurowings Luftverkehrs AG from 2006-2008. Before joining Lufthansa in 1998, Mr. Winkelmann held management positions, among others, at Deutsche Reisebüro GmbH and at Kaufhof AG in Germany and in the U.S. Within the past five years, Mr. Winkelmann served on the Boards of Directors of Lufthansa CityLine GmbH and Air Dolomiti S.p.A. Linee Aeree Regionali Europee. As a senior airline executive, Mr. Winkelmann’s qualifications and experience include sales, marketing, revenue management, airline operations, knowledge of North America, Latin American and the Caribbean as well as general airline industry knowledge.

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CORPORATE GOVERNANCE PRACTICES

Majority of Independent Directors

We have a majority of independent directors serving on our Board. We currently have only one employee director, Mr. Hayes, our Chief Executive Officer and President, on the Board of ten members.

Separation of Chairman of the Board and Chief Executive Officer—Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. We believe that the interests of the Company and our stockholders are best served by separating the positions of Chief Executive Officer and Chairman of the Board. We believe this governance structure empowers both the Board of Directors and the Chief Executive Officer, and promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis. In our independent Chairman, our Chief Executive Officer has a counterpart who can be a thought partner. We believe this corporate structure also permits the Board of Directors to have a healthy dynamic that enables its members to function to the best of their abilities, individually and as a unit. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board may periodically evaluate whether the Board leadership structure should be changed in light of specific circumstances applicable to us.

Annual Elections of Board Members

JetBlue’s Bylaws provide that directors are elected annually.

Majority Vote Policy

Our Board of Directors is elected by a majority of the votes cast in an uncontested election. The majority vote standard requires that a director nominee receive a majority of the votes cast for that nominee in order to be elected.

Removal of Supermajority Provisions from our Charter Documents

As approved by our stockholders, we removed supermajority voting requirements from our Bylaws in order to give our stockholders a more meaningful vote in various corporate matters.

Executive Compensation Practices

We strive for transparent and balanced compensation packages, as discussed more fully in the Compensation Discussion and Analysis, which starts on page 26.

Equity Ownership Guidelines

Our directors hold their equity compensation until their retirement or separation from our Board. Our Corporate Governance and Nominating Committee adopted stock ownership requirements for management as follows: 3x base salary for our CEO and 1x base salary for our other named executive officers. Newly hired or newly appointed named executive officers have five years from the date of hire or appointment to meet the stock ownership guidelines. As of December 2016, each of Mr. Hayes, Mr. Powers, Mr. Leddy, Mr. Hnat and Mr. St. George met or exceeded our stock ownership guidelines, including common stock, and unvested restricted stock units but excluding unvested performance stock units and vested underwater stock options. Mr. Chatkewitz, who joined Jet Blue in 2014, has until 2019 to meet these qualifications and is on track to do so. We anticipate reviewing, and possibly revising, our executive stock ownership guidelines periodically.

Retirement and Pension Practices

We do not provide our executives with significant post-employment retirement or pension benefits. We sponsor a retirement plan with a 401(k) component for all of our crewmembers.

Environmental, Sustainability and Corporate Social Responsibility Practices

Our sustainability strategy focuses on safeguarding JetBlue’s ability to grow and profit through smart natural-resource planning and long-term consideration of our business impact. We are achieving this through change management, and stakeholder education and engagement. This includes recycling programs to address our waste stream and carbon foot printing, reduction and offsetting. Our Corporate Social Responsibility and Sustainability programs include a seasonal farm at T5, our terminal at John F. Kennedy International Airport, planting trees to improve air quality in our hometown communities and hosting reading programs. We engage in a variety of community initiatives involving business partners and crewmembers including, for example, building playgrounds, making and donating quilts to children in hospitals and donating books to the communities in which we live and work. We regularly issue Global Reporting Initiative compliant Responsibility Reports, all of which are publically available for comment. More information on these efforts is available at http://www.jetblue.com/green.

Corporate Governance Guidelines

We adopted governance guidelines to help us maintain the vitality of our Board, including areas relating to Board and committee composition, annual meeting attendance, stockholder communication with the Board, qualifications and the director candidate selection process including our policy on consideration of candidates recommended by stockholders and our Code of Business Conduct and our values—Safety, Caring, Integrity, Passion and Fun. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors, Board committee structures and assignments and review and approval of related person transactions. These guidelines are available at http://investor.jetblue.com.

Code of Business Conduct

We are committed to operating our business with high levels of accountability, integrity and responsibility. Our Code of Business Conduct, or the Code, governs our affairs and is a means by which we commit ourselves to conduct our business in an honest and ethical manner. The Code applies to all members of our Board of Directors and our crewmembers. As set forth in the Code, we also expect any third parties working on our Company’s behalf, including consultants, agents and business partners, to adhere to our ethical standards. The Code includes provisions relating to how we strive to deal with each other, our business partners, our investors and the public. Any waiver to the Code for our financial leaders must be approved by the Board. We granted no waivers under our Code of Business Conduct in 2016. The Code is available at http://investor.jetblue.com. We intend to post any amendments and any waivers of the Code on our website within four business days of such amendment or waiver.

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Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors by sending correspondence to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. The name of any specific intended director should be noted in the correspondence. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication. The Corporate Governance and Nominating Committee approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors, as set forth in our Governance Guidelines.

Any interested party, including any crewmember, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman of the Board by letter to the above address, marked for the attention of the Chairman. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Additionally, we believe that the virtual format of this year’s annual meeting will expand board outreach to stockholders by allowing stockholders from any location to ask questions of the board members present at the meeting.

Board Oversight of Risk

Our Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by relying on several different levels of review. In connection with its reviews of the operations of the Company’s business and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each of the Board’s committees also oversees the management of Company risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategy.

The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Corporate Audit personnel assist management in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the head of Corporate Audit and may meet with the Company’s General Counsel. The Audit Committee provides reports to the Board which describe these activities and related conclusions. The Audit Committee periodically reports to the Board the results of the risk management program and activities of management’s risk committee.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. Our management, with the Compensation Committee, reviews our compensation policies and procedures, including incentives that may create and factors that may reduce the likelihood of excessive risk taking, to determine whether such incentives and factors present a significant risk to the Company.

Related Party Transaction Policy

We have established a written policy that requires approval or ratification by our Audit Committee of any transaction in excess of $120,000, which involves a “Related Person’s” entry into an “Interested Transaction”. As defined in our policy, an Interested Transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Person” is defined in our policy as any (i) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Our policy further provides that only disinterested directors are entitled to vote on any Interested Transaction presented for Audit Committee approval.

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Transactions with Related Persons since the Beginning of Fiscal Year 2016

The Company and its subsidiaries periodically enter into transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. During 2016, there were no actual or proposed transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.

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BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

The business of JetBlue is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept informed of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors

Our Board of Directors currently has ten members: Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Robin Hayes, Ellen Jewett, Stanley McChrystal, Joel Peterson, Frank Sica and Thomas Winkelmann.

In connection with the annual meeting and the election of directors, our Board of Directors reviewed the independence of each director-nominee under the standards set forth in the NASDAQ listing standards. The NASDAQ definition of independent director includes a series of objective tests. Specifically, a director is deemed independent under the NASDAQ rules if such director is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Generally, the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company; and/or

•	a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to a family member who is a crewmember (other than an executive officer) of the Company, or benefits under a tax-qualified retirement plan, or non-discretionary compensation.

In making these determinations, the Board reviewed and discussed information provided by each director nominee with regard to such director nominee’s business and personal activities as they may relate to JetBlue and our management. Our full Board affirmatively determined that each of Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Ellen Jewett, Stanley McChrystal, Joel Peterson, Frank Sica and Thomas Winkelmann are independent. With respect to Ms. Gambale, Mr. Checketts and Mr. Gemkow, the Board considered all factors specifically relevant to determining whether a director has a relationship with the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Further, with respect to Mr. Boneparth, Ms. Gambale and Ms. Jewett, the Board considered the additional requirements of NASDAQ and the SEC specifically relevant to whether a director is independent for purposes of serving on the Audit Committee. Based upon the Board’s review, each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board are comprised of directors who have been determined to be independent under the applicable NASDAQ listing standards and applicable rules and regulations of the SEC. Mr. Hayes, our CEO and President, is not independent as defined.

Board Structure and Meetings

Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the non-management directors to meet without the presence of management, which are presided over by our Chairman of the Board, who is currently Joel Peterson. Our Board of Directors currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Airline Safety Committee. The Board has delegated various responsibilities and authority to different committees of the Board. From time to time, the Board of Directors appoints ad hoc committees to oversee special projects for the Board. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our crewmembers outside of Board meetings. The Board of Directors held a total of eight meetings during 2016. All of the directors attended at least 75% of the aggregate of all meetings of the Board and of each committee at the times when he or she was a member of the Board or such committee during fiscal year 2016. The Company has a policy encouraging all members of our directors to attend each annual meeting of stockholders. Nine members of our Board of Directors attended our 2016 annual meeting of stockholders held on May 17, 2016.

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COMMITTEE MEMBERSHIP AS OF MARCH 2017

Corporate
Governance
		Audit	Compensation	and Nominating	Airline Safety
Director	Independent (Y/N)	Committee	Committee	Committee	Committee
Peter Boneparth	Y	Chair
David Checketts	Y		X
Virginia Gambale	Y	X	Chair
Stephan Gemkow	Y		X
Robin Hayes	N				X
Ellen Jewett	Y	X
Stanley McChrystal	Y			X	Chair
Joel Peterson	Y			Chair
Frank Sica	Y			X
Thomas Winkelmann	Y				X

Audit Committee

The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com. Pursuant to its charter, on behalf of the Board of Directors, the Audit Committee oversees (i) the integrity of our financial statements, (ii) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (iii) compliance with ethics policies and legal and regulatory requirements, (iv) the performance of our internal audit function and (v) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee is also responsible for review and approval of any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter.

The current members of the Audit Committee are Peter Boneparth (Chair), Virginia Gambale and Ellen Jewett, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Board has determined that each member of the Audit Committee is financially literate within the meaning of the NASDAQ listing standards. In addition, the Board of Directors determined that Mr. Boneparth is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Audit Committee met eight times during fiscal year 2016. A report of the Audit Committee is set forth elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement. In addition, the Compensation Committee reviews and approves stock-based compensation for our directors, officers and crewmembers, and oversees the administration of our Amended and Restated 2011 Incentive Compensation Plan, and Amended and Restated 2011 Crewmember Stock Purchase Plan. Additionally, the Compensation Committee approves the “Compensation Discussion and Analysis” with respect to compensation of the Company’s executive officers in accordance with applicable rules of the SEC. The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the Committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the Committee. The charter of the Compensation Committee is available on our website at http://investor.jetblue.com. The current members of the Compensation Committee are Dave Checketts, Virginia Gambale (chair), and Stephan Gemkow, each of whom is an independent director within the meaning of the applicable NASDAQ rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Compensation Committee met six times during fiscal year 2016. A report of the Compensation Committee is set forth elsewhere in this proxy statement.

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Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the annual evaluation of the performance of the Board, its committees and each director, ensuring that the Audit, Compensation, and Governance and Nominating Committees of the Board and all other Board committees are comprised of qualified directors, developing and recommending a succession plan for the Chief Executive Officer, and developing and recommending corporate governance policies and procedures appropriate to the Company. The charter of the Corporate Governance and Nominating Committee is available on our website at http:// investor.jetblue.com. The current members of the Corporate Governance and Nominating Committee are Stanley McChrystal, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Corporate Governance and Nominating Committee met four times during fiscal year 2016.

Airline Safety Committee

The Airline Safety Committee is responsible for monitoring and review of our flight operations and safety management system and reports to the Board of Directors on such topics. The charter of the Airline Safety Committee is available on our website at http://investor.jetblue.com. The current members of the Airline Safety Committee are Robin Hayes, Stanley McChrystal (Chair) and Thomas Winkelmann. The Airline Safety Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Airline Safety Committee met four times during fiscal year 2016.

Board Candidate Nomination Process

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee considers, among other criteria, integrity and values, relevant experience, diversity, and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee through recommendations from current Board members, stockholders, officers or other recommendations. The committee reviews all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Bylaws. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. The notice must set forth certain information specified in the Bylaws about the stockholder and the proposed action. The size of our Board is currently set at ten members. Directors are authorized to fill any vacancy on the Board.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.

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DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the Compensation Committee of our Board of Directors. The following table summarizes compensation earned by our non-employee directors for services renderd during the fiscal year ended December 31, 2016. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to director compensation arrangements.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Options ($)(2) (d)	All Other Compensation ($)(3) (g)	Total ($) (h)
Robin Hayes(4)	-	-	-	-	-
Jens Bischof(5)	32,500	99,977	-	-	132,477
Peter Boneparth	100,000	99,977	-	12,105	199,977
David Checketts	75,000	99,977	-	11,023	174,977
Virginia Gambale	100,000	99,977	-	-	199,977
Stephan Gemkow	75,000	99,977	-	-	174,977
Ellen Jewett	80,000	99,977	-	-	179,977
Stanley McChrystal	90,000	99,977	-	-	189,977
Joel Peterson	130,000	99,977	-	-	229,977
Frank Sica	75,000	99,977	-	-	174,977
Thomas Winkelmann	75,000	99,977	-	-	174,977

(1)	Includes 4,278 deferred stock units granted on February 24, 2016 to the then-sitting directors. At December 31, 2016, 52,247 deferred stock units remained outstanding for each of Ms. Gambale, and Messrs. Checketts, Gemkow, Peterson, and Sica, 45,247 for Mr. Boneparth, 38,597 for Gen. McChrystal, 33,345 for Ms. Jewett and 20,361 for Mr. Winkelmann. Mr. Bischof stepped off the Board of Directors in May 2016; as such his vested DSUs were settled in November 2016. Accordingly, as of December 31, 2016, Mr. Bischof had no deferred stock units outstanding. The amount represented reflects the grant date fair value of the deferred common stock units based on JetBlue’s stock price on the grant date as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 7 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2016, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K.

(2)	The Company granted no stock options in 2016. As of December 31, 2016, 13,500 options remained outstanding for Mr. Peterson.

(3)	Consists of the value of flight benefits for the listed directors over $10,000 in value.

(4)	Mr. Hayes was employed by the Company in 2016. He did not receive any compensation for his director service to the Company. Mr. Hayes’ compensation is reported in the Summary Compensation Table on page 38 of this proxy statement.

(5)	Mr. Bischof served on our Board until May 17, 2016. As a result and in accordance with the terms of the DSU award agreement, his 2016 grant of deferred stock units was forfeited upon his departure from the Board.

In 2016, our Board compensation package consisted of a retainer for Board membership and additional fees for committee membership and Chair duties, which we describe as supplemental fees. The annual retainer is a fee of $65,000 paid quarterly. The Board Chair’s annual supplemental fee is $50,000. The Audit Committee chair’s annual supplemental retainer is $20,000. The Compensation Committee Chair’s annual supplemental fee is $10,000 and each of Governance and Nominating and the Airline Safety Committee Chair supplemental fees are $5,000. The Committee membership fees are as follows: Audit Committee member will receive a supplemental fee of $15,000, Compensation Committee, Governance and Nominating Committee and Airline Safety Committee members will receive a supplemental fee of $10,000. Board members receive an annual equity grant of $100,000 in deferred stock units, or DSUs, with a one-year vesting schedule and the “hold until retirement” feature. New directors are awarded $35,000 in DSUs with 3-year ratable vesting, made at the time a director joins the Board. The intended cash-to-equity allocation of this package is 50% to 50%, with the objective of paying annual compensation of approximately $180,000 per Board member to each director who is not a committee chair, and assuming attendance at all Board meetings and standing committee meetings on which the director serves. As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights.

In 2016, Mr. Peterson donated his Board cash compensation of $130,000 and Mr. Sica donated $4,000 of the cash portion of his Board compensation to the JetBlue Crewmember Crisis Fund, a non-profit organization that assists JetBlue crewmembers facing emergency hardship situations.

We reimburse our directors, including our full-time crewmember directors, for expenses incurred in attending meetings. We do not provide tax gross-up payments to members of our Board of Directors. Our Board expects to review director compensation periodically, to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 24, 2017, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of March 24, 2017, as a group. We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under “Additional Information.” All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits.

Executive Officers and Directors Name of Beneficial Owner	Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days(1)	Total(2)	Percentage of Class
Robin Hayes	386,118	602,268	*
Mark Powers	233,961	289,580	*
James Leddy	-	29,343	*
James Hnat	55,645	107,199	*
Marty St. George	29,496	79,087	*
Alexander Chatkewitz	3,874	15,313	*
Peter Boneparth	-	50,356	*
David Checketts	-	57,356	*
Virginia Gambale	-	57,356	*
Stephan Gemkow	-	57,356	*
Ellen Jewett	-	38,454	*
Stanley McChrystal	-	43,706	*
Joel Peterson	530,306	587,662	*
Frank Sica	38,644	96,000	*
Thomas Winkelmann	-	25,470	*
All executive officers and directors as a group (15 persons)	1,278,044	2,136,506	0.4%, 0.6%
5% Stockholders Name of Beneficial Owner
BlackRock, Inc.(3)		24,706,531	7.41
FMR LLC(4)		26,587,225	7.97
PRIMECAP Management Company(5)		19,933,364	5.98
The Vanguard Group(6)		26,844,827	8.05

*	Represents ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within 60 days of March 24, 2017 are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. This column lists beneficial ownership of voting securities as calculated under SEC rules. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are exercisable within 60 days of March 24, 2017 as follows: Mr. Hnat (15,000), Mr. Peterson (13,500) and Mr. Powers (22,500). Unless otherwise indicated, the address of each person listed in the table is c/o JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. All executive officers and directors as a group beneficially own, or have the right to acquire within 60 days of March 24, 2017, less than 1% of the outstanding common stock. A total of 333,567,490 shares of common stock were outstanding on March 24, 2017, pursuant to rule 13d-3(d)(1) under the Exchange Act.

(2)	This column shows the individual’s total JetBlue stock-based holdings, including the voting securities shown in the “Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days” column (as described in footnote 1), plus non-voting interests including, as appropriate, deferred stock units, performance stock units and restricted stock units which will not vest or become exercisable within 60 days of March 24, 2017. If all of the equity represented in the Total column were to vest (with no equity cancelled or forfeited), all executive officers and directors, as a group, would own 0.6% of the outstanding common stock.

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(3)	The information reported is based on a Schedule 13G/A, as filed with the SEC on January 25, 2017, in which BlackRock, Inc. and certain of its subsidiaries reported that it had sole voting power over 23,686,364 shares and sole dispositive power over 24,706,531 shares. The principal business address of BlackRock, Inc. is 55 East 52 St., New York, NY 10055.

(4)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2017, in which FMR Corp. and certain of its affiliates reported that FMR LLC, a parent holding company, had sole voting power over 5,621,649 shares and shared dispositive power over 26,587,225 shares and Abigail P. Johnson, a director, the Chairman and the Chief Executive Officer of FMR LLC., had shared dispositive power over 26,587,225 shares. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 9, 2017, in which PRIMECAP Management Company reported that it held sole voting power over 9,794,601 shares and sole dispositive power over 19,933,364 shares. The principal business address of PRIMECAP Management Company is 177 East Colorado Blvd., 11th fl. Pasadena, CA 91105.

(6)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 10, 2017, in which The Vanguard Group reported that it held sole voting power over 175,859 shares and sole dispositive power over 26,669,557 shares and shared dispositive power over 175,270 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 175,270 shares of common stock of the Company as a result of its serving as investment manager of collective trust accounts. According to the Schedule 13G/A, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 589 shares of the Company as a result of its serving as investment manager of Australian investment offerings. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

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PROPOSAL 2	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2017. We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

In executing its responsibilities, the Audit Committee engages in an annual evaluation of Ernst & Young’s qualifications, performance and independence, and considers whether continued retention of Ernst & Young as the Company’s independent registered public accounting firm is in the best interest of the Company. The Audit Committee is also involved in the selection of Ernst & Young’s lead engagement partner. While Ernst & Young has been retained as the Company’s independent registered public accounting firm continuously since 2001, in accordance with SEC rules and Ernst & Young’s policies, the firm’s lead engagement partner rotates every five years. In assessing independence, the Audit Committee reviews the fees paid, including those related to non-audit services. As a result of its evaluation of Ernst & Young’s qualifications, performance and independence, the Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017 is in the best interests of the Company and its shareholders. While the Audit Committee is responsible for the appointment, compensation, retention and oversight of Ernst & Young LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. If the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the Company’s best interests.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2016 and 2015, respectively, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2016	2015
Audit fees(1)	$1,856,000	$1,733,850
Audit-related fees(2)	$81,000	$35,750
Tax fees(3)	$109,750	$46,950
TOTAL	$2,046,750	$1,816,550

(1)	Includes fees related to: (a) the integrated audit of our consolidated financial statements and internal control over financial reporting; (b) the review of the interim consolidated financial statements included in quarterly reports; (c) services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards.

(2)	Audit-related services principally include fees for audit and attest services that are not required by statute or regulation and also include consultations related to the adoption of ASC 606, Revenue Recognition.

(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services must be subsequently reported, for informational purposes only, to the full Audit Committee.

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that Stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

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AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of three non-employee directors, each of whom, in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures and establishing, maintaining and evaluating internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2016 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed with management and its independent registered public accounting firm the Company’s audited consolidated financial statements and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) rules, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young their independence from the Company and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

The Company also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC. In addition, the Audit Committee has selected, and the Board has ratified, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Peter Boneparth, Chair
Virginia Gambale
Ellen Jewett

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL 3	TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), an advisory vote on the frequency of stockholders votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. The Board recommended, our stockholders agreed, and the Board subsequently approved that the advisory vote on executive compensation be held on an annual basis. Accordingly, we are asking stockholders to approve an advisory resolution on compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our fiscal year 2016 executive compensation programs and policies and the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

At the Company’s annual meeting of stockholders held in May 2016, our stockholders were asked to approve the Company’s fiscal 2015 executive compensation programs. A substantial majority, 96.4% of the votes cast on the “say-on-pay” proposal at that meeting, were voted in favor of the proposal. The Compensation Committee believes that these results reaffirm our stockholders’ support of the Company’s approach to executive compensation.

Please read the Compensation Discussion and Analysis beginning on page 26 for additional details about our executive compensation program, including information about the fiscal year 2016 compensation of our named executive officers.

Our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Support our strategy and stay true to our Values: We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver commitments, all while living our Values of Safety, Caring, Integrity, Passion and Fun;

•	Attract and retain top talent: We aim to set target compensation to be competitive within the airline industry, given our BlueCity and support center locations, route network, unique market placement, structure and size relative to other airlines; and

•	Pay for performance: We hold our named executive officers accountable for their performance in light of Company goals, industry economics and individual performance. We believe the proportion of executive compensation designed to be delivered in variable pay should depend on the executive’s position and the ability of that position to influence our overall corporate performance and structure named executive officers’ compensation packages accordingly.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Furthermore, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation programs with the interests of JetBlue and its stockholders.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion is hereby APPROVED.

The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal is required to approve the advisory vote on executive compensation.

The Board of Directors recommends that Stockholders vote “FOR” the foregoing resolution for the reasons outlined above.

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PROPOSAL 4	TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act, we are seeking an advisory (non-binding) stockholder vote on whether a say on pay vote should be held every year, every two years or every three years. Stockholders may also abstain from making a choice. This proposal is commonly known as a “say on frequency” proposal. We are required by the Dodd-Frank Act to provide shareholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory shareholder vote held at least once every six years. As recommended by our stockholders, we have held an annual “say-on-pay” vote each year since 2011.

After careful consideration and review of our past practice, the Board of Directors has determined that holding an advisory vote on executive compensation every 1 YEAR continues to be the most appropriate policy for the Company at this time, and recommends that stockholders approve annual frequency of future “say on pay” votes. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors believes that an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. It is also consistent with the Company’s practice of seeking timely input and engaging in frequent dialogue with our stockholders on corporate governance matters (including our practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices. We welcome stockholder input and anticipate that the value of an annual vote will outweigh the burden of preparing annual proposals.

Stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders will be able to specify one of four choices for this proposal on the proxy card: “1 Year,” “2 Years,” “3 Years” or “Abstain.” The option that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because your vote on this proposal is advisory, it will not be binding on us, the Board or the Compensation Committee. Nevertheless, our Board will review and consider the outcome of this vote when making determinations as to the frequency of say on pay votes and may decide, based on factors such as discussions with stockholders and the adoption of material changes to compensation programs, that it is in the best interest of our stockholders to hold a say on pay vote more or less frequently than the option approved by our stockholders.

The Board of Directors recommends that Stockholders vote to approve annual frequency of future advisory votes on executive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section of the proxy statement explains the key elements of our executive compensation program and compensation decisions with respect to the following officers identified in the Summary Compensation Table below (the “named executive officers”) as of December 31, 2016:

Robin Hayes	Chief Executive Officer and President
Mark Powers	Former Executive Vice President and Chief Financial Officer (retired November 1, 2016)
James Leddy	Interim Chief Financial Officer (as of November 1, 2016)
James Hnat	Executive Vice President and General Counsel
Martin St. George	Executive Vice President, Commercial & Planning
Alexander Chatkewitz	Vice President and Controller

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plan, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

At JetBlue, Integrity is one of our five core values; along with Safety, Caring, Passion and Fun. We believe honesty builds trust. We hold ourselves to a high standard of integrity and strive for transparency with our executive compensation programs. JetBlue is a passenger airline that has established a new airline category based on service, style and cost. Known for its award-winning customer service and free TV as much as for its competitive fares, JetBlue believes it offers its customers a distinctive experience—the JetBlue Experience—with best in class offerings in markets it serves. The Compensation Committee believes that our executive compensation program is instrumental in helping the Company to achieve its business goals and promote its values.

Executive Compensation Program Elements

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WE DO
Emphasize performance-based, at risk pay
Apply rigorous, stockholder aligned performance objectives for executive bonus payments
Consider risk in our executive compensation program
Compensation Committee engages an independent consultant
Have executive stock ownership guidelines
Have director stock ownership requirement to hold until retirement
Grant equity awards with vesting schedules over at least 3 years
Maintain an executive compensation clawback policy, which includes recoupment and forfeiture provisions
Use a structured approach to CEO performance evaluation and related compensation decisions
Emphasize a culture of safety
Review share utilization annually
Devote significant time to management succession and leadership development efforts
Limited executive perquisites; executives health and welfare benefits same as other salaried employees
Have double-trigger change in control provisions in our equity plan
Have our equity plans administered by an independent committee
WE DO NOT
No tax gross ups for senior executive officers only
No repricing of underwater stock options
No single trigger change in control provisions - the 2011 Incentive Compensation Plan has a double trigger in place for change in control provisions
No retirement benefits provided exclusively to senior executives
No evergreen provisions in our compensation plans
No discounted options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date

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DESIGN COMPENSATION PLANS WITH PROVISIONS TO MITIGATE UNDUE RISK

•	Our Executive Compensation performance measures drive longer term performance

•	Our short term metrics are diverse and include Controllable Costs, Customer NPS, On Time Departure (D0) and Pre-tax Margin

•	Our annual and long-term performance awards are based on different metrics, with little or no overlap

•	Our clawback policy serves as a risk mitigator

•	Our incentive compensation payments are capped at a maximum of 200% of target

How Did We Do in 2016?

Despite uncertain economic conditions and the persistent competitiveness of the airline industry, 2016 was the most profitable year in our history and was our fifth consecutive year of net income growth. We generated operating revenue growth of almost 3.4% year-over-year and reported our highest ever net income which benefited significantly from a rapid decline in fuel prices.

2016 Financial and Operational Performance

For further information regarding our revenue and earnings per diluted share for the referenced periods, please see our Annual Report on Form 10-K for the year ended December 31, 2016, Item 6. Selected Financial Data (page 30) and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (starting at page 33, and see page 35). For reconciliation of non-GAAP financial measures used in this Compensation Discussion and Analysis, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (starting at page 33, and see page 47) of our Annual Report on Form 10-K for the year ended December 31, 2016.

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2016 Highlights

We believe our differentiated product and culture, competitive costs and high-value geography relative to the other airlines contributed to our continued success in 2016. Our 2016 highlights include:

Fleet – During 2016, we took delivery of 12 Airbus A321 aircraft, 10 purchases and 2 leases. In July 2016, we amended our purchase agreement with Airbus by adding 30 incremental Airbus A321 aircraft deliveries between 2017 and 2023; 15 of these aircraft will be A321ceos to be delivered between 2017 and 2019 and the remaining 15 will be A321neos to be delivered between 2020 and 2023.

Our Crewmembers – During 2016, our crewmembers again recognized JetBlue as one of “America’s “Best Places to Work” by Forbes. JetBlue ranked #8, and was the highest-ranked transportation company, through a survey that asked individuals how likely they would be to recommend their employer to someone else.

Network – In 2016, we added eight new BlueCities to our network: Daytona Beach, FL; Palm Springs, CA; Quito, Ecuador; Nashville, TN; Santa Clara, Cuba; Camagüey, Cuba; Holguín, Cuba; and Havana, Cuba, our 100th BlueCity. As part of our ongoing network initiatives and route optimization efforts we continued to make schedule and frequency adjustments throughout 2016; including new routes between existing BlueCities.

TrueBlue® and partnerships – In partnership with Barclaycard, we launched the new suite of JetBlue Mastercard Co-Brand card in March 2016, strengthening our ancillary revenue. We expanded our portfolio of TrueBlue partnerships for customers to receive points when shopping with Amazon or catching a ride with LYFTTM.

Customer Service – In 2016, J.D. Power and Associates recognized JetBlue and our crewmembers for the 12th consecutive year as the “Highest in Airline Customer Satisfaction among Low-Cost Carriers.”

Strengthening of our Balance Sheet – Throughout 2016 we continued to focus on strengthening our balance sheet. We ended the year with unrestricted cash, cash equivalents and short-term investments of $971 million and undrawn lines of credit of approximately $600 million. At year-end 2016, unrestricted cash, cash equivalents and short-term investments was approximately 15% of revenue. We reduced our overall debt and capital lease obligations by $443 million which included the final maturity of our 2004 EETC of $185 million. As a result, 15 aircraft became unencumbered, bringing total unencumbered aircraft to 97 and spare engines to 32 as of December 31, 2016. During 2016, we acquired approximately 5.8 million shares of our common stock for approximately $120 million under our share repurchase program.

Airport Infrastructure Investments – In November 2015, we unveiled Phase I of the Terminal C upgrade at Boston Logan International Airport. This upgrade included new kiosks and ticket counters. Phase II of the upgrade was completed on the South Pod in 2016 which mirrors the check-in experience of the North Pod. Updated digital flight information displays and a connector between Terminal C and international flights at Terminal E were also completed during 2016 We introduced self-tagging kiosks to four BlueCities in 2016: Albany, NY; San Juan, Puerto Rico; John F. Kennedy Airport in New York; and Fort Lauderdale, FL. We believe these kiosks will streamline the airport experience for our Customers and plan to introduce them in Boston and other BlueCities in 2017.

2016 Pay Decisions (see page 30 for more details)

In 2016, JetBlue had an excellent year. As in years past, we also had challenges. However, we approached them in true JetBlue fashion, adhering to our values even when things were not going well with the goal of doing the right thing for our customers, crewmembers and stockholders even as we sought to Inspire Humanity.

As more fully described below, our corporate performance factor came in at 58.9% of target, which the Committee, in its judgment, increased by 11.1% to 70% of target. In the same time period, we shared a record 2016 profit sharing payout with our profit sharing eligible crewmembers of approximately $165 million. This was close to almost eight weeks of income for a full time crewmember, split into an early payment in late 2016 and the remainder in early 2017.

As part of our ongoing compensation program development, in 2013 we increased the amount of “at risk” pay for our senior executives by introducing a performance based pay structure for our executive leadership. These performance stock units, or PSUs, are based on achievement of goals over a three year performance period. Assuming achievement of pre-established performance goals, these PSUs are payable in common stock at the end of the relevant performance period and upon certification of performance by the Compensation Committee. This is the second year our executives will be eligible to receive PSU payments.

Although the Summary Compensation Table and Supplemental Summary Compensation Table include the PSU award amounts in the Stock Awards column, the amounts reflected for the 2015-2017 and 2016-2018 have not yet been paid and are notional at this point. The tables assume performance based on an assessment of performance to date, as required by the SEC’s rules and regulations. The Compensation Committee has certified the results of the 2013-2015 performance period and those awards, based on the performance period, reflect actual performance achieved and amounts paid out in early 2016. The performance period for 2014-2016 is complete. Those PSU awards were issued following the Compensation Committee’s certification of performance, in March 2017.

For 2016, none of our named executive officers received salary increases, except for Mr. Leddy and Mr. Chatkewitz. Mr. Leddy received a $5,000 stipend per month during his service as interim Chief Financial Officer. For 2016, no change was made to the target bonus opportunities of any of our named executive officers.

Results of the 2016 Advisory Vote on Executive Compensation (“Say-on-Pay”)

At our 2016 annual meeting of stockholders, our stockholders were asked to approve, on an advisory basis, the Company’s fiscal 2015 named executive officers’ compensation (“say-on-pay”). Approximately 96.4% of the aggregate votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. JetBlue engages with stockholders and other stakeholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback.

The Compensation Committee strives to continue to ensure that the design of the Company’s executive compensation programs is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage the taking of short-term risks at the expense of long-term results. The Compensation Committee intends to continue to use the “say-on-pay” vote as a guidepost for stockholder sentiment and continues to take into account stockholder feedback in making compensation decisions.

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Compensation Philosophy & Principles

We strive to apply the following principles for compensating our crewmembers, including our named executive officers:

WHAT We Reward	WHY We Reward
Support our strategy and stay true to our Values	We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver on commitments, all while living our values of Safety, Caring, Integrity, Passion and Fun.
Attract and retain top talent	We aim to set target compensation to be competitive with the airline industry, given our BlueCity and support center locations, route network, unique market placement, structure and size relative to other airlines.
Pay for performance	We hold our named executive officers accountable for their performance in light of Company goals, industry economics and individual performance.

How JetBlue Pays for Performance

Our compensation program is designed to reward our named executive officers for the Company’s continued success. Consistent with our compensation philosophy, the Compensation Committee sets the compensation of our executive officers, including our named executive officers, substantially based on achievement of annual financial and operational objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. As noted elsewhere in this proxy statement, our equity compensation program includes, a performance-based equity component, which pays out, if at all, upon the completion of three year performance periods and Committee certification of results. As a result, the majority of our named executive officers’ total compensation is tied to performance and is “at risk.”

The following features of our 2016 compensation programs play a key role in further aligning our compensation practices with best practices in compensation governance and with our overall compensation philosophy:

Summary of Fiscal Year 2016 Executive Compensation Decisions

REWARD ELEMENT	OBJECTIVE	KEY FEATURES	HOW AWARD VALUE IS CALCULATED	2016 DECISIONS
Base Salary	To attract and retain the best talent	Fixed element of compensation paid in cash	Reviewed against individual’s level of skill, experience and responsibilities. Benchmarked against a group of comparably sized corporations and industry peers	Changes to base salary to maintain competitiveness
Annual Incentive Award	To motivate and incentivize performance over a one-year period.	Award value and measures are reviewed annually to ensure they support our strategy. Page 34	Performance is measured against financial and non-financial performance targets. Page 34	Performance resulted in award at 70% of target. Page 34
Long-Term Equity Award RSUs	To incentivize performance and retention over the long-term. Aligns interests with our Executives with long-term interests of shareholders.	Performance is measured annually and equity vests ratably over three years, subject to forfeiture. Pages 35	Based on achievement of metric driven operational and strategic goals. Pages 35	All NEOs met or exceeded targets. Pages 35
Long-Term Equity Award PSUs	To motivate and incentivize sustained performance over the long-term. Aligns interests of our Executives with long-term interests of shareholders.	Performance is measured at the end of a three year period. PSUs payout, if at all, in common stock. Page 35	Based on achievement of two relative performance metrics. Page 36	Performance periods in progress. Page 36

We also provide health and welfare benefits, available to our full-time crewmembers, including medical, dental, life insurance and disability programs; a 401(k) plan; and change in control plans. We provide retirement benefits (a 401(k) plan open to all crewmembers) and limited perquisites including space available flight privileges for all crewmembers, and, as is common in the airline industry, positive space flight privileges for executive officers and their immediate family members; possible relocation assistance for supervisor level and above; and a wellness physical for executives designed to further business continuity, available every other year.

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Best Practices in Compensation Governance

In addition to the core compensation program, the Company provides or has implemented the following:

•	Executive Compensation Clawback Policy. Our Board of Directors has adopted a policy, often referred to as a clawback policy, which requires reimbursement of all or a portion of any bonus, incentive payment, or equity-based award granted to or received by any executive officer and certain other officers after January 1, 2010 where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view the executive engaged in willful misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to the executive based upon the restated financial results.

•	Director Stock Ownership Requirements. Our Board of Directors has adopted a policy whereby directors hold their grants of deferred stock units throughout their tenure as a director. Vested equity is issued six months following the director’s departure from the Board of Directors. Directors are not required to hold a specific number of shares of common stock since such a requirement would be redundant in light of our hold through retirement policy.

•	No Tax Gross Ups. Beginning in 2013, on a going forward basis, the Company adopted a policy that affirmatively states that, going forward, we will not make or promise to make to our senior executives any tax gross up payments except for those provided pursuant to a plan, policy or arrangement applicable to management employees generally.

•	No Retirement Benefits. We have limited retirement benefits and our 401(k) plan is offered to all crewmembers subject to its generally applicable eligibility conditions.

•	Executive Stock Ownership Requirements. Our Corporate Governance and Nominating Committee has adopted stockholding guidelines for our named executive officers to be phased in over a five year period (by the end of 2017) along the following lines:

	–	Our CEO – 3X base salary; and

	–	Our other named executive officers – 1X base salary.

•	Our policy permits us to count common stock and unvested restricted stock units towards the ownership guidelines, excluding unvested PSUs and vested underwater stock options.

•	All of our named executive officers met or exceeded, or were on track to timely meet or exceed these ownership guidelines at December 31, 2016.

•	Newly hired or newly appointed named executive officers have five years from the date of hire or appointment to meet the stock ownership guidelines.

•	We anticipate reviewing, and possibly revising, our executive stock ownership guidelines periodically.

•	Equity Plan Best Practices. Our 2011 Incentive Compensation Plan does not have an evergreen reload provision, prohibits repricing without stockholder approval and includes double trigger change in control provisions and in general, requires minimum vesting periods for equity of at least three years.

Compensation Mix

We believe that a significant amount of our named executive officer compensation should be tied to the Company’s performance and an increasing amount of it should be at risk. Our bonus and equity goals (discussed in more detail beginning on page 34) are designed to drive business objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. The mix of compensation elements below is based on how the Compensation Committee views executive pay (as set forth in the Supplemental Compensation Table on page 33).

*	Mr. Leddy was appointed the interim Chief Financial Officer in November 2016, upon Mr. Powers’ retirement from that role

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Determining Executive Compensation

The Compensation Committee assists the Board with oversight and determination of compensation for the Company’s directors and executive officers. The Compensation Committee oversees the Company’s executive compensation policies and reviews and establishes, subject to approval by our Board of Directors, the compensation for our Chief Executive Officer. The Compensation Committee is charged with review of pay levels and policies related to salaries, bonuses and grants of equity and non-equity incentive awards and oversight of our equity incentive plans. In determining base salary, annual bonuses, restricted stock units (RSUs) and performance stock units (PSUs) equity awards, the Compensation Committee uses the relevant executive officer’s current level of total compensation as the starting point. The Committee bases any adjustments to the current pay level on several factors, including the scope and complexity of the functions the executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Any variations in compensation among our executive officers reflect differences in these factors.

The Compensation Committee used the following tools in determining executive vice presidents’ base salary, annual incentive cash targets, and equity awards in 2016:

•	Competitive Peer Group Survey;

•	Internal Pay Equity Review;

•	Tally Sheets;

•	Management Recommendations; and

•	Annual Performance Reviews.

During the Committee’s first quarter meeting(s), the Compensation Committee approves target total direct compensation for the upcoming year, which is comprised of:

In the first quarter of 2017, the Compensation Committee also reviewed the Company’s and the named executive officers’ performance for fiscal year 2016. After considering various data and input provided by management, the Compensation Committee determined the Company’s corporate performance factor, annual incentive bonus and equity awards for the named executive officers.

Compensation Consultant

The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the Committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the Committee. The Chair of the Compensation Committee reports the Committee’s actions and recommendations for the previous quarter to the full Board at the next regularly scheduled Board meeting.

The Compensation Committee engaged the services of Pay Governance LLC (“Pay Governance”) as its independent advisor on matters of executive compensation for 2016. The Compensation Committee’s consultant reports directly to the Committee and provides no other services to the Company or any of its affiliates. For 2016, the Committee assessed the independence of Pay Governance pursuant to the SEC and NASDAQ rules and concluded that no conflict of interests exists that would prevent Pay Governance from independently representing the Compensation Committee.

As discussed below under “Peer Competitive Group Survey—Market Assessment,” Pay Governance provided the Company and the Committee with compensation data regarding the companies in our competitor peer group. The Company used this data to develop its recommendations to the Compensation Committee for 2016 compensation levels for executives other than the CEO. The Committee and Pay Governance recommended CEO compensation changes to the Board. Pay Governance also provided suggestions on the design of the annual bonus and long-term incentive plans that were used in 2016, and for the long-term performance based incentive program, including the performance measures and weighting, the factors for the Committee to review when determining whether to adjust the formulaic amount, and the general range of adjustments to apply. Pay Governance did not perform any separate additional services for management.

Competitive Peer Group Survey—Market Assessment

The Compensation Committee reviewed a report on the Company’s compensation programs for senior executive officers which incorporated data provided by Pay Governance. Pay Governance collected compensation data from the companies in our competitor peer group as well as similarly-sized general industry companies, using the 2016 Towers Watson U.S. CDB Executive Compensation Survey. Pay Governance used a combination of peer group proxy and general industry survey data to develop the competitive market. In 2015, we made a few changes to our peer group and have kept those in place for 2016. We removed Republic Airways Holdings, Inc. from our peer group following their filing for bankruptcy. Virgin America reached an agreement to be acquired by Alaska Airlines.

•	In 2015, we added Virgin America to the proxy peer group resulting in a peer group of 9 companies.

	–	This change improved the sample size (from 8 to 9 companies) and improved JetBlue’s relative statistical positioning versus its peers, in light of revenue, market capitalization and number of employees.

•	Our benchmarking used a modified measure of revenue (excluding fuel) to improve comparability and avoid measurements issues with volatile pricing of a key commodity and company expense.

•	The current general industry reference group was refined to place greater emphasis on consumer-oriented companies, reflecting the role of customer service toward JetBlue’s success.

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Our competitor peer group consists of the following U.S. airlines:

Company	FY 2016 Revenue ($) (in millions)	Competing in our Market
American Airlines Group	40,181
Delta Air Lines, Inc.	39,639
United Continental Holdings, Inc.	36,556
Southwest Airlines Co.	20,425
JetBlue Airways Corporation	6,632
Alaska Air Group, Inc.	5,931
Hawaiian Holdings Inc.	2,451
Spirit Airlines	2,229
Virgin America Inc.	1,564

These companies, like JetBlue, are airline companies with significant revenue (over $1 billion) and with significant operations employing a large number of individuals and aircraft in our competing markets. We believe this group provides a reasonable point of comparison to assist in our assessment of our compensation programs.

We recognize that this peer group has limitations from a statistical perspective given the limited number of companies and the wide variation in size. As a result, the Compensation Committee uses the competitive data as a reference point to monitor the compensation practices of our primary competitors. It was not the sole determining factor in executive compensation decisions. The Committee also considers our Northeast location, route network, cost structure, and size relative to other airlines. The data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. We do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions on executive pay packages. While we do not establish a specific market percentile ranking for the individual compensation elements that comprise total direct compensation, we review each element to ensure it is reasonable relative to our peer group. We position pay to maintain our competitive cost advantage versus our peer group and recognize that some of the peer competitors are significantly larger and more mature than we are and yet we compete for the same talent pool. Consistent with our compensation objectives discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business and economic environment and individual accomplishments, performance and circumstances. Based on its overall assessment of market pay levels, the Committee determined that the proposed 2016 total pay of our named executive officers is better positioned, competitively, although room to improve remains. The Committee expects to continue to adjust relevant pay levels on a go forward, measured basis, contingent on corporate and individual performance in future years.

Tally Sheets

The Compensation Committee uses tally sheets as a reference to ensure Committee members understand the total compensation being delivered to executives each year and over a multi-year period. When making executive compensation decisions, the Compensation Committee reviews tally sheets for each senior executive officer. Tally sheets provide historical pay levels for the past five years, target and realized pay, value of unvested equity awards, and potential payments at termination for each senior executive officer. Tally sheets enable the Compensation Committee to assess whether the compensation strategy is effective over time.

Internal Pay Equity Review

Because of our team-based approach to executive officer compensation, the Company carefully considers the relative compensation levels among all members of the executive team for internal pay equity. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success. The Committee looks at various factors to account for differences in pay levels among the named executive officers. These factors include competitive data, size and complexity of role and individual and team based goal achievement.

Performance Evaluation – Chief Executive Officer

Our Board of Directors evaluates our Chief Executive Officer’s performance and compensation on an annual basis. The Chief Executive Officer recuses himself from Board discussions relating to evaluations of his performance and his compensation package. The Board’s evaluation includes both objective and subjective criteria of the Chief Executive Officer’s performance, which include JetBlue’s financial performance, JetBlue’s performance with respect to our long-term strategic objectives and the development of our senior management team. Prior to the Board’s evaluation, the Compensation Committee evaluates the Chief Executive Officer’s compensation. The Compensation Committee uses the competitive market data discussed above to recommend total direct compensation for the Chief Executive Officer. The Compensation Committee conducts a performance review without the Chief Executive Officer’s participation and provides its recommendations to the full Board.

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Performance Evaluations – Named Executive Officers
(Other Than the Chief Executive Officer)

The Compensation Committee, together with our Chief Executive Officer, evaluates the performance of the senior executive officers. The Chief Executive Officer provides a performance assessment and compensation recommendation to the Compensation Committee for the other named executive officers within the overall team performance framework. The performance evaluation is based on factors such as achievement of corporate performance objectives; advancement of strategic initiatives; leadership and talent development; individual business area responsibilities; and performance as an executive team member and overall executive team performance.

The Compensation Committee also reviews total direct compensation data from the competitive data with respect to other senior executive officers. The Compensation Committee makes final determinations regarding other named executive officers’ total compensation.

Comparison of 2016 and 2015 Direct Compensation to Named Executive Officers

The supplemental compensation table below shows how the Committee assessed total direct compensation for our named executive officers in 2016 and 2015. It is consistent with the Committee’s analysis of information presented to it in tally sheets (see “Compensation Practices and Procedures — Tally Sheets”) and the Committee’s evaluation of our performance relative to established performance targets. The Committee approves RSU awards when financial results for the previous year are finalized, which occurs early in the following year. The primary difference between this supplemental compensation table and the 2016 Summary Compensation Table is that the supplemental compensation table includes grants of restricted stock units in the performance year in which they were earned, rather than in the year in which such awards were granted. The supplemental compensation table presented below is not intended to be a substitute for the 2016 Summary Compensation Table, but provides a condensed summary of actual total direct compensation awarded to the named executive officers for their performance in 2016 and 2015.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Robin Hayes	2016	550,000	61,050	2,449,978	323,950	15,923	3,400,901
President and Chief Executive Officer	2015	550,000	-	1,659,988	718,850	14,814	2,943,652
Mark Powers	2016	354,167	-	369,989	265,625	87,053	1,076,834
former Executive Vice President	2015	425,000	-	719,989	416,700	17,042	1,578,732
and Chief Financial Officer(6)
James Leddy	2016	365,650	13,800	279,965	117,200	24,120	800,735
Interim Chief Financial Officer(7)
James Hnat	2016	425,000	23,637	549,985	125,163	11,807	1,135,592
Executive Vice President	2015	425,000	-	449,977	277,800	11,061	1,163,839
and General Counsel
Martin St. George	2016	400,000	22,200	449,982	117,800	15,194	1,005,176
Executive Vice President	2015	400,000	-	449,992	257,500	14,127	1,171,616
Commercial & Planning
Alexander Chatkewitz	2016	275,600	5,507	124,994	87,193	621	493,915
Vice President and Controller	2015	265,000	-	124,983	119,600	594	510,176
(1)	Includes annualized salary for the year indicated. Mr. Powers’ salary reflects his service as Chief Financial Officer for ten months of 2016.
(2)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2016 Executive Compensation Decisions — Annual Incentive” and “— Long-Term Incentive” above. Amounts reported for fiscal 2016 represent discretionary adjustments of the non-equity incentive plan payouts for each named executive officer in excess of performance achieved. See “Compensation Discussion and Analysis—Summary of Fiscal Year 2016 Executive Compensation Decisions—Annual Incentive and Equity Compensation” and “— Bonuses” above.”
(3)	Includes the aggregate grant date fair value (calculated in accordance with accounting guidance) of awards of (i) RSUs for the performance year indicated, and (ii) PSUs granted in 2016 which will be paid, if at all, based on the Company’s performance years in 2016 - 2018.
(4)	Includes the annual incentive bonuses paid for the performance year indicated. Mr. Powers transitioned to a senior advisor role, effective November 2016 and his 2016 bonus was pro-rated with a target payout for 10 months of service.
(5)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Retirement Plan in which all of our crewmembers are eligible to participate, as well as life insurance premiums, positive space flights and an executive physical for Mr. Hnat ($2,205). The 401(k) matching contribution for each of Mr. Hayes, Mr. Powers, Mr. Leddy, and Mr. St. George was $13,250 and for Mr. Hnat, $7,500. The totals for Mr. Leddy include a $5,000 per month stipend paid to him for his service as Interim Chief Financial Officer. The amount for Mr. Powers includes $70,833 as compensation as senior advisor.
(6)	Mr. Powers retired as JetBlue’s Chief Financial Officer on November 1, 2016.
(7)	Mr. Leddy was appointed interim Chief Financial Officer, effective as of the date of Mr. Powers’ retirement.

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Base Salary

The below table shows annualized base salaries for 2016 and 2015.

Executive	2016 salary	2015 salary
Robin Hayes	$550,000	$550,000
Mark Powers(1)	$425,000	$425,000
James Leddy(2)	$365,650	$355,000
James Hnat	$425,000	$425,000
Martin St. George	$400,000	$400.000
Alexander Chatkewitz	$275,600	$265,000
(1)	Mr. Powers retired as JetBlue’s Chief Financial Officer on November 1, 2016.
(2)	Mr. Leddy served as SVP Treasurer in 2015 but was not then a Named Executive Officer. He was appointed interim Chief Financial Officer upon Mr. Powers’ retirement on November 1, 2016.

Annual Incentive Bonuses

The Company’s annual incentive targets and equity targets are payable according to the Company’s achievement of its annual performance metrics. Our program has a preliminary threshold of $1 of pre-tax income. Pre-tax income is also the threshold for our front line crewmember payment of profit sharing (which is payable primarily to non-equity eligible employees). Our manager level and above crewmembers, including our named executive officers, will not benefit from bonus payments if our front line personnel do not receive Retirement Plus or profit sharing due to our financial results.

Our annual incentive bonuses, which are payable in cash, aim to reward executive officers and members of leadership throughout the organization to the manager level for attaining annual corporate performance targets.

In addition, the Compensation Committee, for 2016, maintained our Chief Executive Officer’s target bonus opportunity at 100% (or $550,000), the target bonus opportunity of our Chief Financial Officer to 75%, and the remaining named executive officers at 50% and Vice Presidents at 30%.

The named executive officers’ maximum bonus is two times their target bonus.

The Compensation Committee may adjust the formulaic funding upwards or downwards by up to 35% based on qualitative and quantitative factors, including operating and financial performance versus our peer group and the market, variances in fuel costs from the assumptions in the budget, total stockholder return in absolute and versus our peer group, and our long-term strategic plan development and execution.

The Compensation Committee relied on our performance assessment framework to evaluate our results on each goal and then perform a collective assessment across all goals to determine a corporate performance factor, which is then applied to our annual incentive bonus awards. For 2016, the corporate performance factor was determined as follows:

				Payout	Actual Payout
			Performance	Achieved as a	Approved as a
Measure	Weight	Target	Achieved	% of Target	% of Target
D0	20%	65.0%	58.4%
Customer NPS	20%	66.0%	63.8%	58.9%	70%
Controllable Cost	40%	0.5%	1.1%
Pre-tax Margin	20%	19.2%	18.3%
(1)	Customer NPS, or Net Promoter Score, is a non-financial measure that assesses brand loyalty based on a customer’s subjective survey responses to a customer experience. NPS is calculated by taking the percent of brand promoters and subtracting the percent of brand detractors, yielding a score between -100 and 100. The NPS achieved in this table represents quarterly NPS figures averaged for the year. Controllable Cost is a financial measure to focus us on costs which we can control, unlike fuel, for example, which is subject to external factors. We evaluate Controllable Cost on a year over year percentage change basis in accordance with generally accepted U.S. accounting principles. Pre-Tax margin is a financial measure calculated using generally accepted U.S. accounting principles.

A “Met” target assessment would have resulted in a corporate performance factor of 100%, which would have resulted in a payout of the percentages of base salary for the named executive officers as discussed above. After evaluating the Company’s performance, the Compensation Committee chose to adjust the formulaic funding upward by 11.1% points, bringing the 2016 corporate performance factor to 70% of target. The Compensation Committee concluded the Company performed well, including relative pre-tax margin growth, the highest profit and operating margin in our history ($1.31B and 19.8%, respectively), our historic first U.S. commercial flight to Cuba in 50 years, J.D. Power 12, our thoughtful and disciplined pursuit of a west coast growth strategy, culture awards, including Forbes 8th Best Place to Work, improved execution through On-Time Performance initiatives, work on JetBlue Technology Ventures and the rebranded JetBlue Vacations, and an improved balance sheet, with over $450 million in debt paid down, enabling JetBlue to end the year with improved industry credit metrics. After evaluating the Company’s performance, the Compensation Committee chose to approve the recommended performance of 70%.

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Long-Term Incentive Equity

Equity grants directly align executive officers’ interests with the interests of stockholders by rewarding achievement of long-term performance goals and increases in the value of our share price. Such grants enable us to attract, retain and motivate highly qualified individuals for leadership positions within the Company.

We have historically used RSUs, based on achievement of goals set the previous year, and with a three year vesting period, to retain and motivate our crewmembers, including our named executive officers. In 2013, we determined that, as a matter of good corporate governance, looking at the competitive landscape and to continue to motivate our senior most leaders, we needed to add a performance-based compensatory element. Accordingly, we adopted a long-term incentive plan with performance PSUs as the relevant vehicle. In 2016, approximately 34% of the total PSU award target opportunity for eligible named executive officers is in the form of PSUs that are earned (or forfeited) based on the Company’s goal achievement. We believe this program more closely aligns the interests of our officers and stockholders.

Restricted Stock Units (RSUs)

We grant equity in the form of RSUs in connection with our annual performance review, and upon hire or promotion. Our annual equity grants are made following the Compensation Committee meeting during the first quarter of each year. We do not time our equity grants to coincide with the disclosure of non-public material information.

To avoid a situation where the same set of metrics triggered both bonus and equity payouts or paid out neither, we award RSUs that vest over three years to our named executive officers based on the individual’s achievement of individual performance goals. The executive’s degree of achievement of his or her individual goals, and a subjective assessment of the degree of difficulty of those goals, are reflected in the equity grants paid in 2017 based on 2016 performance as shown in the supplemental compensation table.

Our RSU equity target awards for 2016 performance are set forth in the below table.

The maximum is 200% of target and the minimum is 50%. The ranges were selected based on peer compensation data and in light of the Company’s internal pay equity considerations and its financial performance.

Our named executive officers are evaluated annually on their achievement of individual goals, tailored to that executive’s responsibilities and the workgroups he supervises. All of our officers had culture goals, since we believe our strong and unique culture is integral to our success. Our officers also supported shared operational goals. In addition, our CEO had goals around safety, improving JetBlue’s financial and operational performance, continuing to innovate in the customer experience, and effectively lead JetBlue. Mr. Powers, Mr. Leddy, Mr. Hnat, Mr. St. George, and Mr. Chatkewitz had culture goals, shared operational goals, goals supporting aspects of the Company’s overall plan and goals relating specifically to the departments which they lead.

Mr. Hayes reviewed the performance of the senior executive officers, as well as other members of his team. Mr. Hayes, in performing his reviews, also used his judgment in evaluating the degree of difficulty of achieving the individual goals. Each of the named executive officers met or exceeded his targets, resulting in the equity awards shown in the applicable tables.

The Compensation Committee, in consultation with the Board of Directors, reviewed Mr. Hayes’ performance and leadership in 2016 in light of the Company’s overall performance. In light of Mr. Hayes’ and the Company’s 2016 performance, the Committee awarded Mr. Hayes’ an equity grant of $1,200,000 worth of RSUs.

Based on the Committee’s, and, in connection with Mr. Hayes, the Board of Director’s, assessment of each senior executive officer’s individual performance in 2016, the following RSU awards were made on February 24, 2017:

	2016 Target Opportunity for RSUs	2016 RSU Award
Name and Title	($ Fair Market Value on date of grant)	(Fair Market Value $)
Robin Hayes, CEO and President	750,000	1,200,000
Mark Powers, Former EVP, CFO*	350,000	-
James Leddy, Interim CFO	100,000	200,000
James Hnat, EVP, GC	300,000	400,000
Martin St. George, EVP, Commercial & Planning	275,000	300,000
Alexander Chatkewitz, VP, Controller	75,000	125,000
*	In light of Mr. Powers’ retirement from the CFO position at JetBlue in November 2016, he did not receive an RSU award in February 2017.

We believe this approach was consistent with our pay for performance philosophy whereby we link our corporate results and individual goal achievement to each named executive officer’s compensation. These RSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date and are forfeitable if the officer were to leave the Company before the awards are fully vested.

Performance Stock Units (PSUs)

In 2013, the Compensation Committee adopted a long-term performance incentive program. For the performance period 2016-2018, the Company’s long-term incentive metrics included a relative to industry pre-tax margin growth goal, weighted at one-third, and a relative ROIC growth of industry goal (ROIC), weighted at two-thirds. We believe these relative metrics will properly reflect our financial performance versus that of other airlines, with actual payouts based on actual GAAP results for every carrier (inclusive of special items). We are using the relative ROIC metric because, due to outperformance in 2015 and above-industry capacity growth projections which can be capital intensive, our objective is to improve our results comparable with or better than the industry average. We opted to use relative pre-tax margin because, given our initiatives underway, our goal is to grow pre-tax margin more rapidly than the industry. Our 2016 performance stock unit targets are key metrics we use to manage our business. We feel that these targets align management’s and stockholders’ interests, of improving stockholder value over time. The number of PSUs awarded

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at the end of the three-year performance period will vary based on the actual performance. The value earned will be delivered in common stock following the completion of a three-year performance period subject to our performance against the pre-established corporate goals and certification by the Compensation Committee. Payouts in respect of the 2016 PSU awards may range from 0 to 200% of the target award based on the Company’s performance measured against industry relative pre-tax margin growth and ROIC growth.

The 2016 PSU goals, at target, are: CEO $1,250,000, CFO $370,000, other EVPS $150,000 and SVPs $50,000. The PSU maximum is 200% of target and the minimum is 50% of target.

The PSUs are another way in which the Committee has introduced variability into the named executive officer compensation. Actual amounts of 2016-2018 PSU awards granted in April 2016 are disclosed in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table. The amounts paid out for the 2014-2016 performance period are reported in the “Options Exercised and Stock Vested” table.

Our long-term performance-based incentive plan covers three year forward looking performance periods. For the 2016-2018 Performance Period, our team is aiming for continued ROIC improvement, mindful that we are a growth airline. We do not disclose a specific ROIC target due to the highly volatile nature of our business. Moreover, the components of ROIC include highly sensitive data, such as projected net income, and we believe that such disclosure would result in serious competitive harm.

For our relative pre-tax margin growth target, we are trying to maintain competitive margin growth positioning. We have not disclosed the relative target because it is competitively sensitive as a forward looking metric. Disclosing our relative target margin figures on a prospective basis would subject us to significant competitive harm. This metric is difficult to achieve as we operate in a highly volatile industry that is very sensitive to global economic forces. Further, our domestic competitors have all lowered their costs through bankruptcy or merger activity. Maintaining management focus, through our long term incentive program, is important to this goal.

We believe that the targets were designed to be challenging but attainable if we had what we considered to be successful years. For 2016, and going forward, we have incorporated “confidence factors” into our goal setting. We expect that using such confidence factors will help us set and achieve better goals and avoid negative incentive effects, despite otherwise positive performance. We must meet or exceed the industry average to hit our target.

The number of shares of PSUs for the 2017-2019 performance period will be determined based on the closing price of the Company’s common stock on the grant date, April 12, 2017. The Compensation Committee approves the grant dates in advance.

Vesting of 2014 Long-Term Incentive Program Performance Unit Grants in 2016

In March 2014, the Compensation Committee approved grants of performance units, subject to a three-year performance period. The 2014-2016 performance cycle completed on December 31, 2016, but vesting remained subject to certification of performance results by the Compensation Committee.

The 2014 performance unit grants had two components, one relative and one absolute. The performance goals were independent of each other and equally weighted—an ROIC goal and a relative ex fuel CASM goal. Depending upon actual company performance relative to these performance goals, the exact number of shares that could have vested ranged from zero to 150% of the target award. At the conclusion of the performance period, the Compensation Committee calculated the Company’s performance relative to these goals during the three-year performance period to determine the vesting percentage for the 2014 performance unit grants.

During the performance period, we achieved an ROIC of 11.4%, resulting in a 150% vesting percentage for that half of the program. We achieved an ex fuel CASM to industry goal of 10.7%, resulting in a 90% percent vesting percentage for that half of the program. Based on the Compensation Committee’s calculation of these performance measures, the 2014 PSU grants vested at 120%. The following table summarizes the performance results with respect to each of the performance measures applicable to the 2014 LTIP PSU grants and the corresponding contributions to the vesting percentage.

Performance Measures — 2014-2016	Result	Weight	Vesting
ROIC	150%	50%	75%
Relative Ex fuel CASM	90%	50%	45%
		TOTAL	120%

The following table summarizes the number of shares awarded for the 2014-2016 PSU grants and the number of shares paid out with respect to such grants for our named executive officers, based on the 120% vesting percentage, which was approved by the Compensation Committee in March 2017. Since these awards were subject to Committee certification at December 31, 2016, the awards are reflected as outstanding awards in the ”Outstanding Equity Awards at Fiscal Year End” table.

	Vesting of 2014 Performance Unit Grants
	Units at	Vesting	Units upon
	Grant Date	Percentage	Vesting
Name(1)	(#)	(%)	(#)
Robin Hayes	51,428	120	61,713
Mark Powers	34,285	120	41,142
James Hnat	11,428	120	13,713
David Barger(2)	45,714	120	15,673
(1)	None of Mr. St. George, Mr. Leddy or Mr. Chatkewitz received the 2014-2016 PSU grant.
(2)	Mr. Barger retired in February 2015; accordingly, his 2014-2016 performance units were prorated pursuant to the terms of the award agreement.

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All Other Compensation

Perquisites and Other Personal Benefits

We offer limited perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”

Post-Employment Benefits

To promote retention and recruiting, we also offer limited arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of a crewmember’s separation from service with us and enable crewmembers to focus on Company duties while employed by us.

•	Severance Benefits. In the event of a change in control, post-employment severance benefits for our named executive officers are provided through our Executive Change in Control Severance Plan (the “Executive Plan”) and Amended and Restated 2002 Stock Incentive Plan or Amended and Restated 2011 Incentive Compensation Plan, as applicable. Our Executive Plan is intended to ensure stability within the Company during a period of uncertainty resulting from the possibility of a change in control of the Company by providing incentives for certain designated crewmembers, including our named executive officers, to remain in our employ. See “—Agreements Governing Termination,” “—Agreements Governing a Change in Control” and “—Potential Payments Upon Termination or Change in Control” below. Otherwise, severance benefits are provided to departing executives on a case-by-case basis.

•	Retirement Benefits. Our executive officers may participate in our 401(k) defined contribution retirement plan provided to substantially all other U.S. crewmembers and do not receive special retirement plans or benefits. For our executive officers as well as all other participating crewmembers, we match employee contributions under this plan 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests over five years. Our award agreements under the Amended and Restated 2011 Incentive Compensation Plan were amended in 2014 to include retirement provisions for retirement eligible crewmembers, which provide for either accelerated or continued vesting of RSUs and PSUs.

Tax Impacts

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 paid per year to each of our Chief Executive Officer and our three most highly paid other executive officers (other than our Chief Financial Officer). Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. With regard to equity incentive plan compensation awards made in 2016, we intend to generally structure our compensation programs such that amounts payable under these programs are not subject to the deduction limitations of Section 162(m). However, the Committee reserves the right to design programs that are intended to accomplish a full range of compensation objectives important to our success, even where the compensation paid under such programs may not be exempt from the deduction limitations of Section 162(m). For 2016, we had an income tax obligation of approximately $1 million.

Other provisions of the Code can also affect compensation decisions. Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon certain individuals who receive payments upon a change in control if the payments received by them equal or exceed an amount approximating three times their average annual compensation. The excise tax is imposed on all such payments exceeding one time an individual’s average annual compensation. A company will also lose its tax deduction for such “excess parachute payments”. As discussed under “Payments upon a Change in Control-Executive Change in Control Plan,” below, the Executive Plan provides for tax “gross-up” payments to our named executive officers to cover the cost of this excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

The Compensation Committee of JetBlue:

David Checketts
Virginia Gambale (Chair)
Stephan Gemkow

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SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2016, 2015 and 2014 by our named executive officers:

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Robin Hayes	2016	550,000	61,050	2,209,978	323,950	15,923	3,160,901
President and Chief Executive	2015	542,500	-	1,999,995	718,850	14,814	3,276,159
Officer	2014	490,000	-	1,012,489	360,150	14,259	1,876,898
Mark Powers	2016	354,167	-	719,978	265,625	87,053	1,426,823
Former Executive Vice President	2015	424,917	-	769,981	416,700	17,042	1,628,640
and Chief Financial Officer(5)	2014	424,000	100,000	824,993	311,640	15,871	1,676,504
James Leddy	2016	364,763	13,800	254,974	117,200	24,120	774,856
Interim Chief Financial Officer(5)

James Hnat	2016	425,000	26,637	449,971	125,163	11,807	1,038,578
Executive Vice President and	2015	424,917	-	499,996	277,800	11,061	1,213,774
General Counsel	2014	423,000	-	537,494	207,760	13,821	1,182,076
Martin St. George	2016	400,000	22,200	499,983	117,800	15,194	1,055,177
Executive Vice President	2015	392,479	-	493,738	257,500	14,127	1,157,844
Commercial and Planning
Alexander Chatkewitz	2016	274,717	5,507	124,983	87,193	621	493,021
Vice President Controller	2015	265,000		74,994	119,600	594	460,188

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. Amounts reported for fiscal year 2016 represent discretionary adjustments of the non-equity incentive plan payouts for each named executive officer in excess of the performance achieved. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2016 Executive Compensation Decisions — Annual Incentive and Equity Compensation” and “— Bonuses” above.
(2)	Represents (i) the grant date fair value of the RSUs based on JetBlue’s stock price on the grant date and (ii) the grant date fair value of the PSUs subject to performance conditions represented at target level, in each case computed in accordance with FASB ASC Topic 718. With respect to the PSUs, granted in 2016, which will be paid, if at all, based on the Company’s performance in years 2016-2018 and assuming the maximum performance levels were probable on the grant date, the grant date fair values for each of our named executive officers PSUs awarded in 2016 would be as follows: Mr. Hayes-$2,499,970, Mr. Powers-$739,977, Mr. Hnat-$299,998, Mr. St George $299,998 and Mr. Leddy, $99,983. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, for further discussion related to the assumptions used in our valuation as well as the disclosure of the accounting expense recognized. For information on the valuation assumptions with respect to grants made prior to 2016, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the “Grants of Plan-Based Awards” table below for further information on RSUs and PSUs granted in 2016.
(3)	Represents incentive bonus earned in 2016, 2015 and 2014, based upon each named executive officer’s achievement of certain specified annual performance targets. The amounts earned in 2016 were paid on February 21, 2017, the amounts earned in 2015 were paid on February 19, 2016 and the amounts earned in 2014 were paid on February 20, 2015. See “Compensation Discussion and Analysis—Summary of Fiscal Year 2016 Executive Compensation Decisions - Annual Incentive” above. Mr. Powers transitioned to a senior advisor role, effective November 2016, and his 2016 bonus was pro-rated with a target payout for 10 months of service.
(4)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Retirement Plan in which all of our crewmembers are eligible to participate, as well as life insurance premiums, positive space flights and an executive physical for Mr. Hnat ($2,205). The 401(k) matching contribution for each of Mr. Hayes, Mr. Powers, Mr. Leddy, and Mr. St. George was $13,250 and for Mr. Hnat, $7,500. The totals for Mr. Leddy include a $5,000 per month stipend paid to him for his service as Interim Chief Financial Officer. The amount for Mr. Powers includes $70,833 as compensation as senior advisor.
(5)	As previously announced by the Company, Mr. Powers retired as the CFO effective November 1, 2016, at which time Mr. Leddy was appointed as interim Chief Financial Officer.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information, as of December 31, 2016, concerning individual grants of equity and non-equity plan-based awards made to the named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock Awards:	Grant Date
								Number of	Fair Value
								Shares of	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Robin Hayes	2/24/2016							41,078	959,993
	4/12/2016				20,539	41,078	82,156		1,249,985
		275,000	550,000	1,100,000
Mark Powers	2/24/2016							14,976	349,989
	4/12/2016				9,681	19,361	38,722		369,989
		159,375	318,750	637,500
James Leddy	2/24/2016							7,488	174,995
	4/12/2016				1,308	2,616	5,232		49,992
	12/12/2016							1,387	29,987
		73,130	146,260	292,520
James Hnat	2/24/2016							12,836	299,977
	4/12/2016				3,925	7,849	15,698		149,994
		106,250	212,500	425,000
Martin St. George	2/24/2016							14,976	349,989
	4/12/2016				3,925	7,849	15,698		149,994
		100,000	200,000	400,000
Alexander Chatkewitz	2/24/2016							5,348	124,983
		39,750	79,500	159,000
(1)	Represents the annual bonus. The Threshold column reflects the minimum annual bonus award that would have been granted had we achieved minimum performance targets for 2016. The Target column reflects the award granted if we were to achieve all of our 2016 performance targets. See “Compensation Discussion and Analysis — Annual Incentive Bonuses” above. The Maximum column reflects awards that would have been payable for our 2016 performance had we exceeded all of our performance targets for the year. The payouts are based on performance goals established at the beginning of the year and are therefore completely at risk. The performance goals for determining the payout are described in “Compensation Discussion and Analysis — Annual Incentive Bonuses” above. Actual payouts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensating Table.”
(2)	Represents PSUs granted under our 2011 Incentive Compensation Plan in 2016, which will be paid, if at all, based on the Company’s performance in years 2016-2018. The Threshold column reflects the minimum equity award units based on achieving the minimum level of performance in each of the performance metrics described in the relevant PSU Award agreement. The Target column reflects the target equity award units if we were to achieve target level performance. The Maximum column reflects the maximum award units if we were to achieve the maximum level of each of the performance metrics as described further in footnote (4).
(3)	Represents RSUs granted under our 2011 Incentive Compensation Plan. Subject to the named executive officers’ continued employment, these equity awards vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon termination following change in control events.
(4)	Represents total grant date fair value of RSUs and PSUs as determined in accordance with FASB ASC Topic 718. Please refer to Note 7 of our consolidated financial statements in our 2016 Annual Report on Form 10-K for further discussion related to the assumptions used in our valuations of RSUs and PSUs.

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Summary of Employment Agreement with Mr. Hayes

On February 12, 2015, the Company and Mr. Hayes executed an employment agreement for Mr. Hayes as Chief Executive Officer and President of the Company. The agreement commenced on February 16, 2015, when Mr. Hayes became the Company’s CEO and President. The term is a three year term, with a renewal option for a second three year term, at the discretion of the Board. The agreement provides that Mr. Hayes will be paid an annual salary at the rate of $550,000, an annual incentive bonus as provided by the Company to its senior executives, currently at a target of 100% of the base salary, both salary and bonus subject to the review and approval of the Board of Directors in its discretion. The agreement also provides that Mr. Hayes will also be eligible to receive an annual award of restricted stock units and an annual award of performance stock units, both pursuant to the Company’s 2011 Incentive Compensation Plan and related award agreements. The agreement provides for health, welfare and flight benefits as provided to other senior executive officers of the Company. The agreement provides for termination for cause, and for severance should Mr. Hayes be terminated during the term without cause. The agreement provides for customary confidentiality, non-competition, non-solicitation and non-disparagement provisions. The agreement is terminable by Mr. Hayes or by the Company, in each case as more fully described below under “Potential Payments upon Termination or Change In Control.” See “— Agreements Governing Termination.” In February 2017, the Board and Mr. Hayes agreed to extend his employment agreement through July 31, 2021, and increased Mr. Hayes’ annual base salary from $550,000 to $565,000.

Summary of Agreements with Other Named Executive Officers

In 2016, none of Mr. Hnat, Mr. Leddy, Mr. St. George nor Mr. Chatkewitz had employment agreements with the Company.

Following Mr. Powers’ retirement from JetBlue, JetBlue and Mr. Powers entered into an agreement under which Mr. Powers will continue to be employed by the Company through November 1, 2017 (the “Consulting Term”) as a senior advisor at the annual salary rate of $425,000. Mr. Powers will be eligible to receive a lump sum payment of $95,000 in April 2017 and a final payment of $25,000 at the end of the consulting term. Mr. Powers will be eligible for a pro-rated bonus for 2016 under the Company’s annual incentive program. During the Consulting Term, Mr. Powers’ equity awards will continue to vest in accordance with their terms and conditions and Mr. Powers will continue to receive all Company health and welfare benefits provided to employees and an executive physical. Subject to the terms and conditions of the Company’s pass travel programs as may be amended from time to time, he will receive flight benefits during the Consulting Term and lifetime positive space travel on JetBlue. He is not eligible for any other equity or annual incentive awards during his consulting term.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning all outstanding equity awards for each named executive officer at December 31, 2016.

		Option Awards				Stock Awards
								Equity	Equity incentive
								incentive plan	plan awards:
								awards:	market or
						Number		number of	payout value
		Number of	Number of			of Shares	Market Value	unearned	of unearned
		Securities	Securities			or Units of	of Shares or	shares, units	shares, units
		Underlying	Underlying	Options		Stock That	Units of Stock	or other rights	or other rights
		Unexercised	Unexercised	Exercise	Option	Have Not	That Have Not	that have not	that have not
		Options	Options	Price	Expiration	Vested	Vested	vested	vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(1)	(b)	(c)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)
Robin Hayes	2/13/2014	-	-	-	-	22,033	493,980	-	-
	4/8/2014	-	-	-	-	-	-	77,142	1,729,524
	2/13/2015	-	-	-	-	51,496	1,154,540	-	-
	4/8/2015							72,576	1,627,154
	2/24/2016					41,078	920,969	-	-
	4/12/2016	-	-	-	-	-	-	130,820	2,932,984
Mark Powers	8/15/2007	9,000	-	9.025	8/15/2017
	11/14/2007	13,500	-	7.790	11/14/2017
	2/13/2014	-	-	-	-	19,612	439,701	-	-
	4/8/2014	-	-	-	-	-	-	51,428	1,153,016
	2/13/2015	-	-	-	-	15,111	338,789	-	-
	4/8/2015						-	38,360	860,031
	2/24/2016					14,282	338,789	-	-
	4/12/2016	-	-	-	-	-	-	38,722	868,147
James Leddy	2/13/2014	-	-	-	-	7,344	164,652	-	-
	2/13/2015	-	-	-	-	7,922	177,611	-	-
	4/8/2015	-	-	-	-	-	-	5,184	116,225
	2/24/2016	-	-	-	-	7,488	167,881	-	-
	4/12/2016						-	5,232	117,301
	12/12/2016	-	-	-	-	1,387	31,097	-	-
James Hnat	5/16/2007	15,000	-	10.680	5/16/2017	-	-	-	-
	2/13/2014	-	-	-	-	17,137	384,212	-	-
	4/8/2014	-	-	-	-	-	-	17,142	384,324
	2/13/2015	-	-	-	-	13,864	310,831	-	-
	4/8/2015	-	-	-	-	-	-	15,552	348,676
	2/24/2016					12,836	287,783		-
	4/12/2016	-	-	-	-	-	-	15,698	351,949
Martin St. George	2/13/2014	-	-	-	-	7,344	164,652	-	-
	2/13/2015	-	-	-	-	8,665	194,269	-	-
	4/8/2015	-	-	-	-	4,320	96,854	-	-
	4/8/2015		-	-	-		-	15,552	348,676
	2/24/2016					14,976	335,762		-
	4/12/2016	-	-	-	-	-	-	15,698	351,949
Alexander	2/13/2015					2,971	66,610	-	-
Chatkewitz	2/24/2016	-	-	-	-	5,348	119,902	-	-

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(1)	Please refer to the table below for the applicable vesting schedules of outstanding option, RSU and PSU awards.

Option
Grant Date	Expiration Date	Vesting Schedule
5/16/2007	5/16/2017	One-third in three equal annual installments beginning on May 16, 2008
8/15/2007	8/15/2017	One-third in three equal annual installments beginning on August 15, 2008
11/14/2007	11/14/2017	One-third in three equal annual installments beginning on November 14, 2008
2/13/2014	-	One-third in three equal annual installments beginning on February 13, 2015 (RSUs)
4/8/2014	-	3 year cliff vesting beginning on April 8, 2014 and subject to meeting certain performance goals for fiscal years 2014, 2015 and 2016 (PSUs)
2/13/2015	-	One-third in three equal annual installments beginning on February 13, 2016 (RSUs)
4/8/2015	-	One-third in three equal annual installments beginning on April 8, 2016 (RSUs)
4/8/2015	-	3 year cliff vesting beginning on April 8, 2015 and subject to meeting certain performance goals for fiscal years 2015, 2016 and 2017 (PSUs)
2/24/2016	-	One-third in three equal annual installments beginning on February 24, 2016 (RSUs)
4/8/2016	-	3 year cliff vesting beginning on April 8, 2016 and subject to meeting certain performance goals for fiscal years 2016, 2017 and 2018 (PSUs)
12/12/2016		One-third in three equal annual installments beginning on December 12, 2016 (RSUs)
(2)	The amount listed in this column represents the product of the closing market price of the Company’s stock as of December 30, 2016 ($22.42) multiplied by the number of shares of stock subject to the award.
(3)	The number of shares reported for the 2014 PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving the maximum (150%) performance. The actual number of shares earned (if any) will be based on achievement of performance metrics (ROIC and relative ex-fuel CASM) at the end of the applicable performance period, December 31, 2016 and is payable in common stock, in a range of 0% to 150% once certified by the Compensation Committee. See “Compensation Discussion and Analysis — Long-Term Incentive Equity — Performance Stock Units — Vesting of 2014 Long-Term Incentive Program Performance Unit Grants in 2016” for further information on the settlement of the 2014 PSU awards. The number of shares reported for the 2015 PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving a 150% performance. At year-end 2015, our measurement of both metrics for the 2015-2017 performance period has us tracking towards 98% of target. The actual number of shares earned (if any) will be based on achievement of performance metrics (ROIC and relative ex-fuel CASM) at the end of the applicable performance period, December 31, 2017 and is payable in common stock, in a range of 0% to 200% once certified by the Compensation Committee. The number of shares reported for the 2016 PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving the maximum (200%) performance. At year-end 2016, our measurement of both metrics for the 2016-2018 performance period has us tracking towards 102% (above target). The actual number of shares earned (if any) will be based on achievement of performance metrics (Relative ROIC Growth and Relative Pre-Tax Margin Growth) at the end of the applicable performance period, December 31, 2018 and is payable in common stock, in a range of 0% to 200% once certified by the Compensation Committee.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning option exercises and vesting of performance stock unit awards and restricted stock unit awards during 2016 for each named executive officer:

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Robin Hayes			142,055	2,957,934
Mark Powers			95,342	1,980,767
James Leddy			23,089	478,966
James Hnat			63,623	1,331,744
Martin St. George	38,000	346,041	25,681	541,660
Alexander Chatkewitz			1,485	31,556
(1)	Shares vested consist of vested RSUs and PSUs for the 2013-2015 performance period that vested following the Compensation Committee’s certification of performance results in March 2016, at a performance level of 134.5%. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our named executive officers may receive various payments if his employment is terminated, depending on the grounds for the termination. Employment may be terminated in various ways, including the following:

•	Voluntary termination of employment by the named executive officer (with or without “good reason”);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the named executive officer; and

•	Termination following a change in control of the Company.

In the table on page 46, we provide estimates of the payments that our named executive officers would have received had their employment been terminated as of December 31, 2016.

Potential payments made to Mr. Hayes upon the termination of his employment or upon a change in control are governed by the terms of his employment agreement with the Company and the benefit plans in which he participates. The Company has a severance plan that would govern the termination of our executives. As of December 31, 2016, none of Mr. Leddy, Mr. Hnat, Mr. St. George or Mr. Chatkewitz had employment agreements with the Company.

Agreements Governing Termination

Potential Payments to Mr. Hayes upon Termination

We have an employment agreement, as amended, with Mr. Hayes, our President and Chief Executive Officer, until July 31, 2021. Under Mr. Hayes’s employment agreement, the agreement provides that, if Mr. Hayes were terminated without cause, he would be paid as if eligible for severance under the Severance Plan. Under Mr. Hayes’ employment agreement, if the Company were to terminate Mr. Hayes’ employment for Cause (as defined in the Severance Plan), or if Mr. Hayes were to resign from the Company, Mr. Hayes would only be entitled to payment of unpaid base salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If, after termination of his employment without Cause, Mr. Hayes were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the agreement, he would forfeit, as of the date of such breach, all of the payments and benefits described in this paragraph. If Mr. Hayes’ employment were terminated by reason of his death or Disability (as defined below), the Company would pay Mr. Hayes (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits. For purposes of this agreement, “Cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of Company policies that materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination or incompetence; habitual neglect of his duties with JetBlue; or conduct that demonstrates gross unfitness to serve, including alcoholism or substance abuse. “Disability” means that Mr. Hayes is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

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Potential Payments to Other Named Executive Officers

As of December 31, 2016, we had no contractual obligations to make severance payments to any of our named executive officers other than Mr. Hayes (except as provided in the severance plan described below).

Severance Plan Summary

On May 22, 2014, upon recommendation of the Compensation Committee, the Board of Directors approved and adopted the JetBlue Airways Corporation Severance Plan (the “Severance Plan”). The Severance Plan provides that upon occurrence of a Severance Event, as defined in the Severance Plan, a crewmember who meets the plan conditions for eligibility (a “Participant”) will be paid cash severance, pursuant to a formula based on job level at the Termination Date, as defined in the Severance Plan, and years of service. The Severance Plan also provides for payment of pro-rated average annual bonus, and either forfeiture, continued vesting or acceleration of various outstanding equity awards (depending on award type and conditions upon grant). Participants may receive medical and/or dental benefits, COBRA payments, and career transition consulting services. If a crewmember is terminated for Cause, no severance benefits are payable. The Severance Plan defines “Cause” as a Participant’s (a) conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or dishonesty; (b) participation in a fraud or willful act of dishonesty against the Company or a subsidiary of the Company that adversely affects the Company or any such subsidiary in a material way; (c) willful breach of the Company’s policies that affects the Company in a material way; (d) causing intentional damage to the Company’s property or business; (e) conduct that constitutes gross insubordination; or (f) habitual neglect of his or her duties with the Company or a subsidiary of the Company. The determination of whether a Termination of Employment is for Cause will be made by the Plan Administrator, as defined in the Severance Plan, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Participant.

Arrangements Governing a Change in Control

Executive Change in Control Plan

On June 28, 2007, upon recommendation of the Compensation Committee, the Board approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”). A “change in control,” as defined in the Executive Plan, means: (i) a reorganization, merger, consolidation or other corporate transaction involving JetBlue, such that the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership, immediately prior to such business combination, of the voting securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or when they resign during the two-year period following a change in control for “Good Reason” (a “Qualifying Termination Event”). “Good Reason” means the termination of employment by an eligible employee because of any of the following events: (1) a 10% reduction by the Company (other than in connection with a Company-wide, across-the-board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the change in control date or (y) his or her bonus opportunity or 12 times his or her average monthly salary, or as same may be increased from time to time thereafter; (2) a material reduction in the duties or responsibilities of the eligible employee from those in effect prior to the change in control; or (3) the Company requiring the eligible employee to relocate from the office of the Company where an eligible employee is principally employed immediately prior to the change in control date to a location that is more than 50 miles from such office of the Company (except for required travel on the Company’s business to an extent substantially consistent with such eligible employee’s customary business travel obligations in the ordinary course of business prior to the change in control date). For purposes of the Executive Plan, “cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of Company policies which materially adversely affects the Company; intentional damage to the Company’s property or business; habitual conduct that constitutes gross insubordination; or habitual neglect of his or her duties with the Company.

A named executive officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs. In addition, each employee covered by the Executive Plan will be entitled to: (i) payment of his or her accrued but unused paid time off as of the date of termination; (ii) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (iii) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements will be made for 18 months for our named executive officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the Company’s COBRA reimbursement payments will be eliminated. In addition, named executive officers are eligible for flight benefits for two years following a Qualifying Termination Event.

With respect to named executive officers, the Executive Plan also contains an excise tax gross-up provision whereby if such employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

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The Executive Plan may be amended or terminated by the Company at any time prior to a change in control. In addition, under the terms of the Executive Plan, the Board is required to reconsider the terms of the plan within the 90-day period immediately prior to the third anniversary of its adoption in light of then-current market practices. Such reconsideration took place in September 2010 and the Board made no changes to the Executive Plan in light of the then ongoing industry changes.

Potential payments upon a change in control under the Executive Plan are estimated in the table below captioned “Potential Payments Upon Termination.”

Potential Payments in Connection with our Amended and Restated 2002 Stock Incentive Plan

In addition to the above, our Amended and Restated 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of the Company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Potential payments upon a change in control under the Amended and Restated 2002 Stock Incentive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Potential Payments in Connection with our 2011 Incentive Compensation Plan

Under the Amended and Restated 2011 Incentive Compensation Plan, a change in control of the Company will have no effect on outstanding awards under the plan that the Board of Directors or the Compensation Committee determines will be honored or assumed or replaced with new rights by a new employer (referred to as an alternative award), so long as the alternative award (i) is based on securities that are, or within 60 days after the change in control will be, traded on an established United States securities market; (ii) provides the holder with rights and entitlements (such as vesting and timing or methods of payment) that are at least substantially equivalent to the rights, terms and conditions of the outstanding award; (iii) has an economic value that is substantially equivalent to that of the outstanding award; (iv) provides that if the holder’s employment with the new employer terminates under any circumstances, other than due to termination for cause or resignation without good reason, within 18 months following the change in control (or prior to a change in control, but following the date on which we agree in principle to enter into that change in control transaction), (1) any conditions on the holder’s rights under, or any restrictions on transfer or exercisability applicable to, the alternative award will be waived or will lapse in full, and the alternative award will become fully vested and exercisable, and (2) the alternative award may be exercised until the later of (a) the last date on which the outstanding award would otherwise have been exercisable, and (b) the earlier of the third anniversary of the change in control and expiration of the term of the outstanding award; and (v) will not subject the holder to additional taxes or interest under section 409A of the Code.

If the Board of Directors or the Compensation Committee does not make this determination with respect to any outstanding awards, then (i) the awards will fully vest and become non-forfeitable and exercisable immediately prior to the change in control; or (ii) the Board of Directors or the Compensation Committee will provide that in connection with the change in control (1) each outstanding option and SAR will be cancelled in exchange for an amount equal to the fair market value of our common stock on the change in control date, reduced by the option exercise price or grant price of the option or SAR, (2) each outstanding share of restricted stock, restricted stock unit and any other award denominated in shares will be cancelled in exchange for an amount equal to the number of shares covered by the award multiplied by the price per share offered for our common stock in the change in control transaction, or, in some cases, the highest fair market value of the common stock during the 30 trading days preceding the change in control date, (3) any outstanding award not denominated in shares, including any award the payment of which was deferred, will be cancelled in exchange for the full amount of the award; (4) the target performance goals applicable to any outstanding awards will be deemed to be fully attained, unless actual performance exceeds the target, in which case actual performance will be used, for the entire performance period then outstanding; and (5) the Board of Directors or the Compensation Committee may otherwise adjust or settle outstanding awards as it deems appropriate, consistent with the plan’s purposes.

The phrase “change in control,” as used in the plan, means, very generally, any of the following: (a) the acquisition by certain persons of voting securities representing 30% or more of our common stock or of the combined voting power of all of our voting securities, (b) certain changes in the majority of the members of our Board of Directors, (c) certain corporate transactions, such as a merger, reorganization, consolidation or sale of substantially all of our assets, that result in certain changes to the composition of our stockholders, or (d) a complete liquidation or dissolution of JetBlue.

Potential payments upon a change in control under the 2011 Incentive Compensation Plan are provided in the table below captioned “Potential Payments Upon Termination.”

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Potential Payments Upon Termination

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment under the various circumstances outlined above. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2016. Potential payments to each of Messrs. Leddy, Hnat, St. George and Chatkewitz upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate, including the Executive Change in Control Plan, the 2002 Stock Incentive Plan and 2011 Incentive Compensation Plan. Messrs. Leddy, Hnat, St. George, and Chatkewitz do not have an employment agreement with the Company. Values for stock option and restricted stock unit grants are based on our common stock closing price of $22.42 on the NASDAQ Global Select Market on December 31, 2016. The table below does not include amounts to which the named executive officers would be entitled that are already described in the other compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below. For a discussion regarding compensation paid to Mr. Powers upon his retirement, see the narrative disclosure immediately following this table.

POTENTIAL POST-EMPLOYMENT COMPENSATION

	Multiple of Base Salary and Target Bonus ($)(1)	Pro- Rata Annual Bonus(2)	Accelerated Vesting of Stock Options ($)(3)	Continued Vesting of RSUs ($)	Continued Vesting of PSUs ($)	All Other Compensation ($)	Estimated Tax Gross- Up ($)(4)	Total ($)
Robin Hayes
Termination by the Company without “cause” or by the crewmember for good reason under Severance Plan(5)	1,100,000	551,925		1,378,225	-	144,453		3,174,603
Termination for reasons of Death or Disability(6)		550,000		2,769,251	1,925,256			5,244,507
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	2,200,000	550,000		2,569,489	3,433,085	155,180	2,218,404	11,126,158
James Leddy
Termination by the Company without “cause” or by the crewmember for good reason under Severance Plan(5)	365,650	160,400		309,418	-	54,409		889,877
Termination for reasons of Death or Disability(6)				689,258	48,741			737,999
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	511,910	146,260		541,241	116,763	70,389		1,386,563
James Hnat
Termination by the Company without “cause” or by the crewmember for good reason under Severance Plan(5)	850,000	213,300		635,540	-	129,847		1,828,687
Termination for reasons of Death or Disability(6)				1,480,235	387,843			1,868,078
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	1,275,000	212,500		982,826	606,528	133,271		3,210,125
Martin St. George
Termination by the Company without “cause” or by the crewmember for good reason under Severance Plan(5)	800,000	198,750		422,124	-	142,706		1,563,580
Termination for reasons of Death or Disability(6)				835,907	146,268			982,175
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	1,200,000	200,000		791,538	350,313	152,559		2,694,410

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POTENTIAL POST-EMPLOYMENT COMPENSATION

	Multiple of Base Salary and Target Bonus ($)(1)	Pro- Rata Annual Bonus(2)	Accelerated Vesting of Stock Options ($)(3)	Continued Vesting of RSUs ($)	Continued Vesting of PSUs ($)	All Other Compensation ($)	Estimated Tax Gross- Up ($)(4)	Total ($)
Alexander Chatkewitz
Termination by the Company without “cause” or by the crewmember for good reason under Severance Plan(5)	206,700	106,150		73,246	-	59,753		445,849
Termination for reasons of Death or Disability(6)				192,520	-			192,520
Termination for reasons of Retirement(7)								-
Qualifying Termination after Change of Control (double trigger)(8)	358,345	82,695		186,512	-	80,480		708,032

(1)	As of December 31, 2016 we had no contractual obligations to make any severance payments to our named executive officers, other than Mr. Hayes under the terms of his employment agreement. Should any of the named executive officers be terminated without cause or good reason, under our Severance Plan and based on level and years of service with the Company, Mr. Hayes, Mr. Hnat, Mr. St. George would be entitled to two years of salary continuation, Mr. Leddy would be entitled to one year of salary continuation and Mr. Chatkewitz would be entitled to nine months of salary continuation. Mr. Hayes’s written employment agreement does not exempt him from qualifying for the Severance Plan if he were to be terminated by the Company. As Mr. Powers retired from the CFO role as of November 2016, he would not have been eligible for severance payments at December 31,2016.
(2)	Represents an average annual bonus under the Severance Plan equal to the average of the last two annual bonuses, pro-rated by the number of months completed in the calendar year of termination. For the purposes of this table, termination is assumed to occur on December 31, 2016, so the numbers do not reflect pro-ration. If termination were to occur for reasons of death or disability, the amounts represent target annual bonus for the year in which termination occurs for Mr. Hayes as outlined in his employment agreement, and is not pro-rated because termination is assumed for purposes of this table to occur on December 31, 2016. Under a change in control scenario, the amounts represent target annual bonus for the year in which termination occurs, which is payable under the Executive Plan and is not pro-rated because termination is assumed for purposes of this table to occur on December 31, 2016.
(3)	All outstanding stock options held by named executive officers as of December 31, 2016 were fully vested and had an exercise price lower than $22.42, the closing price on the last fiscal day of 2016. Each named executive officer who holds stock options would have 90 days to exercise post termination. The value of vested, in the money stock options held by Mr. Powers is $318,060 and Mr. Hnat is $176,100 which is the difference between the strike price and the stock closing price at fiscal year end December 31, 2016.
(4)	Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation, as discussed above under “Compensation Discussion and Analysis - Tax and Accounting Impact.” As discussed above under “Potential Payments upon Termination or Change In Control - Arrangements Governing a change in Control - Executive change of Control Plan” under our Executive Plan, we provide for tax “gross-up” payments to cover the cost of this excise tax.
(5)	Under the terms of the Severance Plan, Mr. Hayes, Mr. Hnat and Mr. St. George would be entitled to 2 years of severance pay, Mr. Leddy would be entitled to 12 months of severance pay and Mr. Chatkewitz would be entitled to 9 months of severance pay. Each of the listed named executive officers would be entitled to a bonus payment equal to the average of the last two years bonus payments and to continued vesting of any RSUs scheduled to vest within the next 11 months following the date of termination for awards granted in 2014 and after. For the purposes of this table the termination date is assumed to be December 31,2016 which would entitle continued vesting on 61,473 RSUs for Mr. Hayes, continued vesting 28,348 RSUs for Mr. Hnat, continued vesting on 13,801 RSUs for Mr. Leddy, continued vesting on 18,828 RSUs for Mr. St. George, and continued vesting on 3,267 RSUs for Mr. Chatkewitz at the closing stock price on the last fiscal day of 2016 under the 2011 Incentive Compensation Plan. All other compensation assumes $40,000 in outplacement services and $83,000 in an assumed value of lifetime flight benefits for each of Mr. Hayes, Mr. Hnat, Mr. St. George, $12,450 for Mr. Leddy, and $8,300 for Mr. Chatkewitz. Also includes COBRA coverage in the amount of $21,453 for Mr. Hayes, $16,170 for Mr. Powers, $6,847 for Mr. Hnat, $19,706 for Mr. St. George and $21,453 for Mr. Chatkewitz. As Mr. Powers retired from the CFO role as of November 2016, he would not have been eligible for severance payments at December 31,2016.
(6)	Assumes prorated vesting in the event of a termination due to death or disability with a termination date of December 31,2016, Mr. Hayes would already have been paid his full annual salary, however he would be entitled to any other accrued compensation in which case would be his annual bonus related to performance year 2016 and all of the named executive officers listed above are entitled per the termination provisions in the PSU Award agreement due to death or disability to pro-rated vesting of PSUs in accordance with the company’s performance metrics in the agreement up until the termination date. Assumes prorated vesting on 123,517 RSUs and pro-rated vesting of 85,872 PSUs for Mr. Hayes, 72,801 RSUs and 48,420 PSUs for Mr. Powers, 30,743 in RSUs and 2,174 PSUs for Mr. Leddy, 66,023 RSUs and 17,299 PSUs for Mr. Hnat, 37,284 RSUs and 6,524 PSUs for Mr. St. George and 8,587 RSUs for Mr. Chatkewitz at the closing stock price on the last fiscal day of 2016 under the 2011 Incentive Compensation Plan.
(7)	Assumes continued vesting in the event of a termination due to retirement with a termination date of December 31,2016.

In 2013, JetBlue adopted a policy that affirmatively states that JetBlue Airways Corporation, going forward, will not make or promise to make to its senior executives any tax gross up payments except for those provided pursuant to a plan, policy or arrangement applicable to management employees generally, other than any tax gross up payments pursuant to existing contractual obligations or the terms of any compensation or benefit plan currently in effect. For this purpose, a “gross up” would be defined as any payment to or on behalf of a senior executive the amount of which is calculated by reference to his or her estimated tax liability.

Mr. Powers retired from JetBlue as CFO on November 1, 2016. JetBlue and Mr. Powers agreed that Mr. Powers will remain with the Company as a Senior Advisor through November 1, 2017. In connection with his retirement, JetBlue and Mr. Powers entered into an agreement under which Mr. Powers will continue to be employed by the Company through November 1, 2017 (the “Consulting Term”) as a Senior Advisor at his current annual salary rate of $425,000. The additional salary payments of $70,833 following his retirement are reflected in the “All Other Compensation” column of the Summary Compensation table. As reflected in the Summary Compensation Table, he was paid a pro-rated bonus of $265,625, reflecting his ten months of service in the CFO role in 2016. Mr. Powers’ equity continues to vest through November 1, 2017 and his RSUs will continue to vest thereafter pursuant to the retirement provisions of the award agreements. Mr. Powers will be eligible to receive a lump sum payment of $95,000 in April 2017 and a final payment of $25,000 at the end of the Consulting Term. Following his retirement, Mr. Powers is no longer covered by the Severance Plan or the Change of Control Plans. Other than as discussed above, Mr. Powers did not receive any compensation upon his retirement.

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Compensation and Risk

Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our crewmembers the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these crewmembers do not have the authority to take action on our behalf that could expose us to significant business risks.

In 2016, as part of its assessment, the Compensation Committee reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to promote long-term growth of the Company, clawback policies, limiting the incentive to take excessive risk for short-term gains by imposing caps on annual bonuses, requiring compliance with our Code of Business Conduct and vesting the Compensation Committee with authority to exercise discretion to reduce payouts under our annual incentive bonus program.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, one Form 5 for Mr. Peterson and one Form 4 was inadvertently filed late for each of Mr. Checketts, Mr. Hayes, Mr. Powers and Mr. Hnat due to administrative errors during the year ended December 31, 2016.

OTHER MATTERS

As of the date of this proxy statement, we do not know of any other matters that may be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2018 Annual Meeting

Pursuant to our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote at the meeting, who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the Bylaws about the stockholder and the proposed action). To be timely, the notice must not be received earlier than January 18, 2018 (120 days prior to May 18, 2018, the one year anniversary of the annual meeting), nor later than February 17, 2018 (90 days prior to May 18, 2018). The notice must contain the information required by our Bylaws. The foregoing Bylaw provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph below. Pursuant to Rule 14a-8, stockholder proposals intended to be included in our proxy statement and voted on at our 2018 annual meeting must be received at our offices at Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, on or before December 6, 2017.

A copy of our Bylaws is available upon request to: Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

JETBLUE AIRWAYS CORPORATION - 2017 Proxy Statement    48

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Annual Report to Stockholders

The 2016 Annual Report to Stockholders (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our 2016 Annual Report to Stockholders are available at our website at www.jetblue.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www. proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to stockholders without charge upon written request directed to our General Counsel, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The Company’s copying costs will be charged if exhibits to the 2016 Annual Report on Form 10-K are requested. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

By Order of the Board of Directors,

James G. Hnat

General Counsel

and Corporate Secretary

April 3, 2017

Long Island City, New York

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APPENDIX A

REGULATION G RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We sometimes use non-GAAP measures that are derived from our consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with U.S. GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies.

Operating Expenses per Available Seat Mile, excluding fuel and profit sharing

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. Our CASM for 2016 through 2012 are summarized in the table below. We exclude aircraft fuel, profit sharing, and related taxes from operating expenses to determine CASM ex-fuel and profit sharing. We believe that CASM ex-fuel and profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines. We are unable to reconcile such projected CASM ex-fuel and profit sharing as the nature or amount of excluded items are only estimated at this time.

Reconciliation of Operating expense per ASM, excluding fuel and profit sharing
(in millions; per ASM data in cents;	2016		2015		2014		2013		2012
percentages based on unrounded
numbers)	$ per ASM		$ per ASM		$ per ASM		$ per ASM		$ per ASM
Total operating expenses	$5,320	9.92	$5,200	10.56	$5,302	11.78	$5,013	11.71	$4,606	11.49
Less: Aircraft fuel and related taxes	1,074	2.00	1,348	2.74	1,912	4.25	1,899	4.43	1,806	4.50
Operating expenses, excluding fuel and related taxes	4,246	7.92	3,852	7.82	3,390	7.53	3,114	7.28	2,800	6.99
Less: Profit sharing and related taxes	176	0.33	151	0.31	25	0.05	12	0.03	3	0.01
Operating expense, excluding fuel, profit sharing and related taxes	$4,070	7.59	$3,701	7.51	$3,365	7.48	$3,102	7.25	$2,797	6.98

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Return on Invested Capital

Return on invested capital, or ROIC, is an important financial metric which we believe provides meaningful information as to how well we generate returns relative to the capital invested in our business. During 2016, our ROIC improved to 14.3%, primarily due to the reduction in fuel prices. We are committed to taking appropriate actions which will allow us to produce returns greater than our cost of capital while adding capacity and continuing to grow.

We believe this non-GAAP measure provides a meaningful comparison of our results to the airline industry and our prior year results. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.

Reconciliation of Return on Invested Capital (Non-GAAP)
	Twelve Months Ended December 31,
(in millions, except as otherwise noted)	2016	2015
Numerator
Operating Income	$1,312	$1,216
Add: Interest income (expense) and other	7	1
Add: Interest component of capitalized aircraft rent(1)	58	64
Subtotal	1,377	1,281
Less: Income tax expense impact	520	491
Operating Income After Tax, Adjusted	$857	$790

Denominator
Average Stockholders’ equity	$3,611	$2,869
Average total debt	1,606	2,038
Capitalized aircraft rent(1)	771	853
Invested Capital	$5,988	$5,760

Return on Invested Capital	14.3%	13.7%
(1) Capitalized Aircraft Rent
Aircraft rent, as reported	$110	$122
Capitalized aircraft rent (7 * aircraft rent)(2)	771	853
Interest component of capitalized aircraft rent (Imputed interest at 7.5%)	58	64
(2)	In determining the Invested Capital component of ROIC we include a non-GAAP adjustment for aircraft operating leases, as operating lease obligations are not reflected on our balance sheets but do represent a significant financing obligation. In making the adjustment we used a multiple of seven times our aircraft rent as this is the multiple which is routinely used within the airline community to represent the financing component of aircraft operating lease obligations.

Free Cash Flow (Non-GAAP)

The table below reconciles cash provided by operations determined in accordance with U.S. GAAP to Free Cash Flow, a non-GAAP measure. Management believes that Free Cash Flow is a relevant metric in measuring our financial strength and is useful in assessing our ability to fund future capital commitments and other obligations. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial measures prepared in accordance with U.S. GAAP.

Reconciliation of Free Cash Flow (Non-GAAP)
	Year Ended December 31,
(in millions)	2016	2015	2014	2013	2012
Net cash provided by operating activities	$1,632	$1,598	$912	$758	$698
Less: Capital expenditures(1)	(850)	(837)	(806)	(615)	(542)
Less: Predelivery deposits for flight equipment	(161)	(104)	(127)	(22)	(283)
Free Cash Flow	$621	$657	$(21)	$121	$(127)
(1)	The capital expenditures in 2014 included two capital leases for approximately $76 million which were classified as a non-cash financing activity in the consolidated statements of cash flows.

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jetBlue

JETBLUE AIRWAYS CORPORATION
27-01 QUEENS PLAZA NORTH
LONG ISLAND CITY, NY 11101
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/jblu2017**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by JetBlue in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25715-P86703 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each nominee listed in the following proposal:

Nominees:

Nominees	For	Against	Abstain
1a. Peter Boneparth	☐	☐	☐
1b. David Checketts	☐	☐	☐
1c. Virginia Gambale	☐	☐	☐
1d. Stephan Gemkow	☐	☐	☐
1e. Robin Hayes	☐	☐	☐
1f. Ellen Jewett	☐	☐	☐
1g. Stanley McChrystal	☐	☐	☐
1h. Joel Peterson	☐	☐	☐
1i. Frank Sica	☐	☐	☐
1j. Thomas Winkelmann	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 Year on the following proposal:

NOTE: Certification: Pursuant to federal law and JetBlue's Certificate of Incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Company.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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jetBlue®

2017 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 18, 2017

10:00 a.m. EDT

The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

E25716-P86703

jetBlue®

JETBLUE AIRWAYS CORPORATION
Annual Meeting of Stockholders
May 18, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Alexander Chatkewitz and James Hnat, together and separate, as proxies, each with power of substitution, to vote and act at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/jblu2017 at 10:00 a.m. EDT on May 18, 2017, and at any adjournments or postponements thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. The undersigned instructs such proxies, or their substitutes, to vote in such a manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the matters listed on the reverse side as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted "FOR" each nominee for director listed in proposal 1, "FOR" proposals 2 and 3, "1 YEAR" on proposal 4 and in the discretion of the named proxies as to any other matter that may properly come before this meeting or any adjournment or postponement thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE TELEPHONE OR BY THE INTERNET.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

Thank you for your vote.

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